Exhibit 2.1
Execution Copy

AGREEMENT AND PLAN OF MERGER

Among
ATHENAHEALTH, INC.,
PROMETHEUS ACQUISITION LLC,
PROXSYS LLC
and
THE SECURITYHOLDERS’ REPRESENTATIVE
Dated as of July 21, 2011

(i)

(ii)

(iii)

EXHIBITS

Exhibit A	Form of Alabama Certificate of Merger
Exhibit B	Form of Delaware Certificate of Merger
Exhibit C	Form of Operating Agreement of the Surviving Company
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Legal Opinion
Exhibit F	Form of Employment Agreement
Exhibit G	Salem Employment Agreement
Exhibit H	Form of Indemnification Agreement
Exhibit I	Form of Unitholder Release
SCHEDULES

3.4	Sample Net Working Capital Calculation
3.5	Additional Consideration
4.2(a)	Holders of Company Membership Units
4.2(b)	Capitalization Matters
4.2(c)	Voting Trusts, Proxies or Other Contracts
4.4	Consents
4.5(a)	Financial Statements
4.6	Absence of Changes
4.7	Litigation
4.8	Taxes
4.9	Employee Benefit Plans
4.10(b)	Leased Real Property
4.10(c)	Personal Property
4.11	Labor and Employment Matters
4.11(a)(1)(ii)	Updated Employee List
4.11(a)(1)(iii)	Updated Employee Compensation
4.11(a)(2)	Accrued Vacation
4.11(b)	Employment Contracts
4.11(f)	Employment Terminations
4.12	Material Contracts
4.13(a)	Intellectual Property
4.13(b)	Intellectual Property Rights
4.13(b)(xiv)	Software
4.14	Environmental Matters
4.15	Brokers
4.17	Licenses and Permits
4.18	Records
4.19	Affiliated Transactions
4.22	Insurance
4.23	Change of Control Payments
4.24	Significant Customers and Suppliers
4.25	Bank Accounts

(iv)

4.27	Restrictions on Business Activities
6.1	Conduct of Business Prior to Closing
6.1(l)	Renewed or Extended Contracts
7.9	Employees
7.10	Interested Party Transactions
7.12	Guaranty Agreements
8.2(l)	Employee Agreements
8.2(q)	Release

(v)

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of 21, 2011, is by and among athenahealth, Inc., a Delaware corporation (“Parent”), Prometheus Acquisition LLC, a Delaware limited liability company (“MergerCo”), Proxsys LLC, an Alabama limited liability company (the “Company”) and Hollis Gieger, as Securityholders’ Representative (the “Securityholders’ Representative”). Parent, MergerCo, the Company and the Securityholders’ Representative are sometimes referred to collectively herein as the “Parties.” Certain terms used in this Agreement are defined in Section 1.1 hereof. An index of defined terms used in this Agreement is set forth in Section 1.2 hereof.
     WHEREAS, Parent, MergerCo and the Company wish to effect a business combination through a merger (the “Merger”) of MergerCo with and into the Company on the terms and conditions set forth in this Agreement and in accordance the Alabama Limited Liability Company Act (the “Act”);
     WHEREAS, the Board of Managers of the Company (the “Company Board”) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of its Members;
     WHEREAS, the Boards of Directors of Parent and MergerCo have approved this Agreement, the Merger and the other transactions contemplated by this Agreement;
     WHEREAS, the Securityholders’ Representative, Parent and the Escrow Agent shall enter into an Escrow Agreement to be effective at, and subject to the occurrence of, the Effective Time;
     WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger; and
     WHEREAS, as a condition to the willingness of, and an inducement to, Parent and MergerCo to enter into this Agreement, certain of the holders of Company Membership Units have entered into a release dated as of the date hereof pursuant to which, among other things, such Members will release the Company, Parent and, following the Effective Time, the Surviving Company from certain claims.
     NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I — DEFINED TERMS
     Section 1.1 Certain Terms Defined. For the purposes of this Agreement:

     An “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity interests or other securities, by contract or agreement or otherwise.
     “Aggregate Participation Unit Base Consideration At Closing” means (a) the number of Company Participation Units, vested immediately prior to the Effective Time, multiplied by (b) Per Participation Unit Base Consideration At Closing.
     “Aggregate Participation Unit Additional Consideration” means (a) the number of Company Participation Units, vested immediately prior to the Effective Time, multiplied by (b) Per Participation Unit Additional Consideration.
     “Articles of Organization” means the Company’s articles of organization filed with the Secretary of State of the State of Alabama on March 12, 2004, as may be amended as of the date hereof.
     “Base Consideration” means (a) $28,000,000 in cash, subject to the adjustments contemplated by Section 3.4, plus (b) the Estimated Closing Date Cash, less (c) Indebtedness of the Company, if any, outstanding at the Effective Time or assumed or paid by Parent, Merger Co or the Surviving Company pursuant to Section 3.2, less (d) Company Transaction Expenses outstanding at the Effective Time or assumed or paid by Parent, Merger Co or the Surviving Company pursuant to Section 3.3.
     “Base Consideration At Closing” means the Base Consideration less the Escrow Amount.
     “Business” means the business of the Company as conducted on the date of this Agreement.
     “Business Day” means any day other than a day on which the Securities and Exchange Commission is closed.
     “Cash” means all cash and cash equivalents of the Company on hand and in banks, as of the close of business on the Closing Date (but, for the avoidance of doubt, without giving effect to any changes, including, without limitation, any purchase accounting adjustments, which arise solely as a result of the Merger), and determined in accordance with GAAP consistently applied with the Base Balance Sheet. For the avoidance of doubt, Cash shall be calculated net of issued but uncleared checks and drafts and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of the Company.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Company Copyrights” means registered and material unregistered Copyrights owned by the Company or used or held for use by the Company in the Business.

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     “Company Incentive Compensation Plan” means the Company’s Employee Incentive Compensation Plan.
     “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used or held for use by the Company in the Business and all Products.
     “Company Marks” means registered and material unregistered Marks owned by the Company or used or held for use by the Company in the Business.
     “Company Material Adverse Effect” shall mean any fact, change, event, circumstance, development or effect that (i) is materially adverse to the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company, taken as a whole, provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Company Material Adverse Effect, but only to the extent that such changes, events, circumstances, developments or effects do not adversely affect the Company in a disproportionate manner relative to other similarly situated participants in the industries or markets in which it operates: (a) changes that are the result of factors generally affecting the industries or markets in which the Company operates; (b) changes resulting from the announcement of the transactions contemplated hereby; (c) changes in laws, rules, regulations or GAAP or the interpretation thereof; and (d) changes that are the result of economic factors affecting the national, regional or world economy, acts of God, hostilities or acts of war, sabotage or terrorism, or (ii) would materially impair or delay the ability of the Company to perform its obligations hereunder, including the consummation of the Merger; provided, however, that any action taken by the Company or any Member or Manager of the Company prior to the Effective Time at the written request of Parent or MergerCo or in performance of or compliance with the express terms of this Agreement (a “Parent Directed Action”), will not constitute, or will not be considered in determining whether there has occurred, a Company Material Adverse Effect; provided, further, however, that no action taken by the Company or any Member or Manager of the Company to satisfy Section 8.2(n) of this Agreement shall be Parent Directed Action.
     “Company Membership Unit” means an equity interest in the Company that (a) represents a fractional part of the total Company Membership Units and (b) has the respective rights, benefits and obligations specified in the Operating Agreement with respect to Class A Units.
     “Company Participation Units” means a participation unit (whether or not vested or exercisable) that has been granted under the Company Incentive Compensation Plan.
     “Company Patents” means Patents owned by the Company or used or held for use by the Company in the Business.
     “Company Trade Secrets” means Trade Secrets owned by the Company or used or held for use by the Company in the Business.
     “Company Transaction Expenses” means all fees, costs or expenses paid or payable by the Company (whether on behalf of itself or on behalf of any of the Securityholders or the Securityholders’ Representative) in connection with the transactions contemplated hereby,

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including with respect to financial, accounting, tax and legal advisors to such Persons and the Tail Policy.
     “Company Warrants” means, collectively, the Investor Warrants and the Square 1 Warrant.
     “Contract” means any contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, whether oral or written (including all amendments thereto).
     “Copyrights” means copyrights in both published and unpublished works, including without limitation, all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above.
     “Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.
     “Credit Agreements” shall mean that certain Loan and Security Agreement by and between the Company and Square 1 Bank NA, dated as of March 12, 2010.
     “Current Assets” means, as of the date of determination, accounts receivables net of doubtful accounts, prepaid expenses and all other current assets of the Company (but excluding any Cash and restricted cash), in each case as determined in accordance with GAAP as consistently applied and on a basis consistent with the Base Balance Sheet. For the avoidance of doubt, “Current Assets” shall not include Cash, restricted cash, Tax assets or any loans made by the Company to any of its officers, directors or employees.
     “Current Liabilities” means, as of date of determination, the amount of accounts payable, accrued expenses and all other current liabilities of the Company, in each case as determined in accordance with GAAP as consistently applied and on a basis consistent with the Base Balance Sheet. Current Liabilities shall be deemed to include all accrued but unpaid Taxes, and the employer portion of all payroll or similar Taxes to be incurred as a result of payments under this Agreement in respect of Company Participation Units, provided, however, that Current Liabilities shall not include any reserve for deferred Taxes established to reflect timing differences between book and Tax income. “Current Liabilities” shall be deemed to exclude (i) accrued interest, (ii) deferred revenue, whether classified as a short-term liability or a long-term liability, (iii) the current portion of long-term debt, (iv) Indebtedness obligations under the Credit Agreements or evidenced by notes or other similar instruments, including any prepayment penalties and accrued but unpaid interest, (v) the Aggregate Participation Unit Base Consideration At Closing, (vi) the Warrant Base Consideration at Closing with respect to the Square 1 Warrant, and (vi) the payment due George B. Salem under Section 9(b) of his Executive Employment Agreement with the Company, dated August 28, 2007.
     “Environment” shall mean soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

Agreement and Plan of Merger - Page 4

     “Environmental Laws” shall mean all laws relating to protection of the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar federal, state and local laws as in effect on the Closing Date.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fully Diluted Number” means an amount equal to the sum of, without duplication, (a) the total number of Company Membership Units outstanding immediately prior to the Closing, plus (b) the total number of Company Membership Units issuable upon exercise of the Company Warrants, if any are outstanding immediately prior to the Closing. Notwithstanding anything to the contrary set forth herein, the calculation of Fully Diluted Number shall not include any equity interests held by the Company in treasury.
     “GAAP” shall mean generally accepted accounting principles as applied in the United States on a consistent basis.
     “Hazardous Material” shall mean any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.
     “Indebtedness” means, with respect to the Company, (a) all indebtedness of the Company, whether or not contingent, for borrowed money, (b) all obligations of that Person for the deferred purchase price of property or services, (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, including any prepayment penalties and accrued but unpaid interest, including, without limitation, the installment note payable to GBS Ventures, Inc., (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (e) all obligations of the Company as lessee under leases that have been or should be recorded as capital leases in accordance with GAAP, (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) all obligations of the Company to purchase, redeem, retire, defease or otherwise acquire for value any equity interest or equity securities of the Company or any warrants, rights or options to acquire such equity interest or equity securities, (h) all Indebtedness of other Persons of any type referred to in clauses (a) through and including (g) above guaranteed directly or indirectly in any manner by the Company, (i) all Indebtedness of any type referred to in clauses (a) through and including (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by the Company, even though the Company has not assumed or become liable for the payment of such Indebtedness, (j) all obligations of the Company under the Square 1 Warrant and (k) all obligations of the Company under its Executive Employment Agreement with George B. Salem, dated August 28, 2007. For the avoidance of doubt, “Indebtedness” shall not include Current Liabilities.
     “Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (a) Patents, (b) Marks, (c) Copyrights, (d) Trade Secrets, (e) any and all

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other intellectual property rights and/or proprietary rights relating to any of the foregoing, and (f) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.
     “Investor Warrants” means, collectively, those Warrants to Purchase Class A Units, dated as of August 28, 2007, issued to Capital Strategies Advisors Fund II, LLC and Capital Strategies Advisors, Inc.
     “IRS” shall mean the United States Internal Revenue Service.
     “knowledge,” “to the Company’s knowledge” and words and phrases of similar import shall mean the knowledge or awareness of the Company as to any specified matter and will be deemed to mean to the knowledge of George B. Salem, Karen Chambers, Jerry Smith or Adam Hyche, in each case, after due inquiry.
     “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
     “Licenses In” means licenses, sublicenses or other agreements under which the Company is granted rights by others in Intellectual Property Assets.
     “Licenses Out” means licenses, sublicenses or other agreements under which the Company has granted rights to others in Intellectual Property Assets.
     “Lien” means, with respect to any asset, any mortgage, lien, license, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.
     “Losses” of a Person shall mean, without duplication, any and all losses, liabilities, diminution in value, damages, claims, awards, judgments, costs and expenses, interest and penalties (including, without limitation, reasonable attorneys’ fees) asserted against, imposed upon or sustained or incurred by such Person (including, without limitation, any claim, action, suit, arbitration, inquiry, proceeding or investigation initiated by such Person).
     “Marks” means rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing.
     “Measurement Period” means the period starting on the date of this Agreement and continuing through and including December 31, 2012.
     “Measurement Period Bookings” means an amount equal to the recurring revenue to be earned during the first twelve months subsequent to a “go live” date (excluding any implementation revenue) from new contracts for Proxsys Services which are entered into during the Measurement Period (calculated in a manner consistent with Parent’s accounting practices) multiplied by 0.33.

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     “Merger Consideration” means the sum of (a) the Base Consideration plus (b) the Additional Consideration, if any.
     “New Customers” means physicians who (i) are users of Proxsys Services and agree to become authorized users of athenaCollector through the execution of new sales contracts with Parent, and (ii) at the time of execution, have not previously been, and are not then employed by, or under contract with, a customer of Parent.
     “Operating Agreement” means the Company’s Third Amended and Restated Operating Agreement dated August 28, 2007, as may be amended as of the date hereof.
     “Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.
     “Parent Material Adverse Effect” shall mean any fact, change, event, circumstance, development or effect that (i) is materially adverse to the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of Parent and MergerCo, taken as a whole, or (ii) would materially impair or delay the ability of Parent or MergerCo to perform its obligations hereunder, including the consummation of the Merger.
     “Patents” means patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented).
     “Per Class A Unit Base Consideration At Closing” means an amount equal to (a) (i) the Base Consideration At Closing, less (ii) the Aggregate Participation Unit Base Consideration At Closing divided by (b) the Fully Diluted Number.
     “Per Class A Unit Base Consideration” means an amount equal to the Per Class A Unit Base Consideration At Closing plus any related distributions from the Escrow Amount in accordance with the Escrow Allocation Schedule.
     “Per Class A Unit Additional Consideration” means an amount equal to (a) (i) the Additional Consideration less (ii) the Aggregate Participation Unit Additional Consideration divided by (b) the Fully Diluted Number.
     “Per Participation Unit Base Consideration At Closing” means with respect to any Company Participation Unit, an amount equal to the value of a Company Participation Unit under the Company Incentive Compensation Plan, as determined by the Company Board at the Closing.
     “Per Participation Unit Base Consideration” means an amount equal to the Per Participation Unit Base Consideration At Closing plus any related distributions from the Escrow Amount in accordance with the Escrow Allocation Schedule.
     “Per Participation Unit Additional Consideration” means with respect to any Company Participation Unit, an amount equal to the value of a Company Participation Unit under the Company Incentive Compensation Plan, as determined by the Company Board at the Closing.

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     “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act).
     “Products” means products, computer programs and/or services and related documentation currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made available by the Company.
     “Proxsys Services” means any order-based management pre-arrival and pre-certification services offered by the Surviving Company during the Measurement Period.
     “Proxsys Services Revenue” means an amount equal to the revenue derived from the sale of the Proxsys Services, which is recognized by Parent during the Measurement Period in a manner consistent with Parent’s accounting practices determined in accordance with GAAP.
     “Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.
     “Securityholders” means any Member or holder of Company Participation Units or Company Warrants.
     “Square 1 Warrant” shall mean that certain Warrant to Purchase Class A Units, dated as of March 12, 2010, issued to Square 1 Bank.
     “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, equity interests, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.
     “Trade Secrets” means rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, testing procedures and testing results.
     “Transaction Documents” means this Agreement, the Escrow Agreement and such other instruments and agreements required by this Agreement to be executed and delivered hereunder.
     “Treasury Regulations” means the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

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     “WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.
     “Warrant Base Consideration At Closing” means, with respect to the Company Warrants, a cash amount equal to (a) the number of Class A Units into which it is exercisable immediately prior the Closing, to the extent vested and exercisable, multiplied by (b) the excess, if any, of the Per Class A Unit Base Consideration At Closing over the exercise price per share thereof (which exercise price the Company hereby represents and warrants is $1.80 in the case of the Square 1 Warrant and $3.00 in the case of the Investor Warrants).
     “Warrant Base Consideration” means, with respect to the Company Warrants, a cash amount equal to the Warrant Base Consideration At Closing plus any related distributions from the Escrow Amount in accordance with the Escrow Allocation Schedule.
     “Warrant Additional Consideration” means, with respect to the Company Warrants, a cash amount equal to (a) the number of Class A Units into which it is exercisable immediately prior the Closing, to the extent vested and exercisable, multiplied by (b) the excess, if any, of the Per Class A Unit Additional Consideration over the exercise price per share thereof (which exercise price the Company hereby represents and warrants is $1.80 in the case of the Square 1 Warrant and $3.00 in the case of the Investor Warrants).
     Section 1.2 Definitions. The following terms have the meanings set forth in the Sections set forth opposite such term below:

Term	Section Reference
401(k) Plan	8.2(u)
Accountants	3.4(b)(ii)
Accrued Vacation Amount	4.11(a)
Acquisition Transaction	7.5(b)
Act	Recitals
Additional Consideration	3.5(d)
Agreement	Preamble
Base Consideration Allocation Schedule	3.1(a)(i)
Base Balance Sheet	4.5(a)(ii)
Certificates of Merger	2.2
Chosen Courts	11.9
Closing	2.4
Closing Balance Sheet	3.4(b)(i)
Closing Date	2.4
Closing Date Cash	3.4(b)(i)
Closing Net Working Capital	3.4(b)(i)
Company	Preamble
Company Board	Recitals
Company Employee Programs	4.9(a)
Company Licenses	4.17
Confidentiality Agreement	7.2(c)

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Term	Section Reference
Dispute Notice	3.4(b)(ii)
Effective Time	2.2
Employee Program	4.9(l)(i)
Encumbrances	3.2
ERISA	4.9(l)(ii)
ERISA Affiliate	4.9(l)(iv)
Escrow Agent	3.1(a)(ii)
Escrow Agreement	3.1(a)(ii)
Escrow Allocation Schedule	3.1(a)(ii)
Escrow Amount	3.1(a)(ii)
Estimated Closing Balance Sheet	3.4(a)(i)
Estimated Closing Date Cash	3.4(a)(i)
Estimated Net Working Capital	3.4(a)(i)
Estimated Net Working Capital Adjustment Amount	3.4(a)(ii)
Estimated Net Working Capital Shortfall	3.4(a)(ii)
Estimated Net Working Capital Surplus	3.4(a)(ii)
Final Closing Adjustment Amount	3.4(b)(iii)
Final Closing Adjustment Claim	9.6(a)
Final Closing Adjustment Working Capital Component	3.4(b)(iv)
Final Closing Balance Sheet	3.4(b)(ii)
Final Closing Date Cash	3.4(b)(ii)
Final Closing Net Working Capital	3.4(b)(ii)
Final Closing Net Working Capital Downward Adjustment Amount	3.4(b)(v)(B)
Final Closing Net Working Capital Upward Adjustment Amount	3.4(b)(v)(A)
Financial Statements	4.5(a)
Guaranty Agreements	7.12
Governmental Authority	4.4(b)
Indemnification Claim Notice	9.3(a)
Indemnification Cut-Off Date	9.1
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Indemnity Claim	9.6(a)
Leased Real Property	4.10(b)
Leases	4.10(b)
Major Customers	4.12(a)(xxi)
Material Contracts	4.12(a)
Maximum Working Capital	3.4(a)(ii)
Members	2.6
Merger	Recitals
MergerCo	Preamble
Minimum Working Capital	3.4(a)(ii)
Multiemployer Plan	4.9(l)(v)
Net Working Capital	3.4(a)(iii)
NQDC Plan	4.9(i)
Parent	Preamble
Parent Directed Action	1.1

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Term	Section Reference
Parent/MergerCo Indemnified Party	9.2(a)
Parties	Preamble
Paying Agent	3.1(a)(i)
Payment Fund	3.1(a)(i)
Pay off Instructions	3.3
Pre-Closing Period	6.1
Pre-Closing Tax Period	9.2(a)(iv)
Requisite Member Approval	4.20
Securityholders’ Representative	Preamble
Schedules	Article IV
Specified Representations	9.1
Straddle Period	9.2(a)(iv)
Surviving Company	2.1
Tail Policy	7.13
Third Party Claim	9.3(a)
Third Party IP Assets	4.13(b)(v)
Threshold	9.2(b)(i)
ARTICLE II — THE MERGER; EFFECT OF THE MERGER ON THE COMPANY CAPITAL STOCK
     Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Act, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving company in the Merger (the “Surviving Company”) and shall continue to be governed by the laws of the State of Alabama and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers, licenses, authorizations and franchises of MergerCo and the Company shall be vested in the Surviving Company, and all debts, liabilities and duties of MergerCo and the Company shall become the debts, liabilities and duties of the Surviving Company.
     Section 2.2 Effective Time. On the Closing Date, MergerCo and the Company shall duly execute the certificates of merger substantially in the forms attached hereto as Exhibit A and Exhibit B (the “Certificates of Merger”) and file such Certificates of Merger with the Secretary of State of the State of Alabama in accordance with the Act and the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act, respectively. The Merger shall become effective at such date and time set forth in the Certificates of Merger, such Certificates of Merger, accompanied by payment of the filing fees in accordance with applicable Law, having been examined by, and received the endorsed approval of, the Secretary of State of the State of Alabama or the Secretary of State of the State of Delaware, as applicable, or at such subsequent time as Parent and the Company shall agree and shall specify in the Certificates of Merger (the date and time the Merger becomes effective being the “Effective Time”).

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     Section 2.3 Articles of Organization and Operating Agreement. The articles of organization of the Company, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Company until thereafter amended as provided by law and by the terms of such articles of organization. The operating agreement of the Company, as in effect immediately prior to the Effective Time, shall be amended immediately following the Effective Time as set forth on Exhibit C hereto and, as amended, shall be the operating agreement of the Surviving Company until thereafter amended as provided by law, by the terms of the articles of organization of the Surviving Company and by the terms of such operating agreement. Notwithstanding the foregoing, the name of the Surviving Company shall be “Proxsys LLC” and the articles of organization and operating agreement of the Surviving Company shall so provide.
     Section 2.4 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third Business Day) after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same (other than those that by their terms are to be satisfied or waiver at the Closing), and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, or at such other place as agreed to by the parties hereto.
     Section 2.5 Board Representatives and Officers. The members of the Board of Managers of MergerCo and the officers of MergerCo immediately prior to the Effective Time shall be the initial members of the Board of Managers of the Surviving Company and the officers of the Surviving Company, each to hold office in accordance with the articles of organization and operating agreement of the Surviving Company.
     Section 2.6 Effect on Class A Units. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Class A Unit (each a “Member,” and collectively, the “Members”) or any holders of membership interests of MergerCo:
          (a) All membership interests of MergerCo issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 100% of the membership interests of the Surviving Company following the Merger.
          (b) Each Company Membership Unit that is owned by the Company, by Parent, by MergerCo, or by any other wholly owned subsidiary of Parent, shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
          (c) Each Company Membership Unit issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Class A Unit Base Consideration and Per Class A Unit Additional Consideration, if any, without interest. As of the Effective Time, all such Company Membership Units shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

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     Section 2.7 Treatment of Company Participation Units and Company Incentive Compensation Plan.
          (a) Immediately prior to the Effective Time, the Company shall cause all Company Participation Units issued and outstanding at such time to be, in connection with the Merger, cancelled and terminated in accordance with the terms of the Company Incentive Compensation Plan, and such Company Participation Units shall be automatically converted into and represent only the right to receive an amount in cash equal to the Per Participation Unit Base Consideration and the Per Participation Unit Additional Consideration, if any, without interest. Any payment for the Company Participation Units shall be net of all required Tax withholding and subject to receipt by Parent of an acknowledgement, in form and substance reasonably satisfactory to Parent, from the holder of such Company Participation Units that he, she or it agrees to the payment for the Company Participation Units pursuant to the terms of this Agreement and acknowledges that such payments shall be in full satisfaction of his, her or its rights under the Company Incentive Compensation Plan.
          (b) Immediately prior to the Effective Time, the Company shall take all necessary steps to terminate the Company Incentive Compensation Plan.
     Section 2.8 Treatment of Company Warrants.
          (a) At the Effective Time, if any Company Warrant is then outstanding, such Company Warrant shall, upon the Effective Time and in accordance with Section 1 of the Investor Warrants and Section 1 of the Square 1 Warrant entitle the holder thereof to receive, upon exercise thereof, an amount in cash equal to the Warrant Base Consideration and the Warrant Additional Consideration, if any, without interest, and upon payment thereof shall be automatically cancelled and terminated.
          (b) For the avoidance of doubt, if any Company Warrant is exercised for its underlying shares of Company Membership Units prior to Closing, then the holder of such Company Membership Units shall receive, in respect of each such underlying share, the Per Class A Unit Base Consideration and Per Class A Unit Additional Consideration, if any, to which it is entitled pursuant to Section 2.6 as a Member hereunder.
     Section 2.9 Company Actions. The Company represents and warrants to Parent and MergerCo that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein: (a) unanimously determined that this Agreement is advisable, (b) unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and the Securityholders, (c) unanimously approved this Agreement and the transactions contemplated hereby and (d) unanimously resolved to recommend that the Members approve, authorize and adopt this Agreement and the transactions contemplated hereby in accordance with the provisions of applicable law, the Articles of Organization and the Operating Agreement.
     Section 2.10 Tax Treatment of the Merger. In accordance with Situation 2 of Revenue Ruling 99-6, 1991-1 C.B. 432, for U.S. federal income tax purposes: (1) the Members shall report gain or loss, if any, resulting from the sale of their Company Membership Units in

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accordance with Section 741 of the Code, and (2) Parent shall be deemed to have purchased from the Members all of the Company’s assets. The Securityholders, the Securityholders’ Representative and Parent agree to report the Merger in all Tax Returns consistently with the foregoing sentence. Parent shall prepare an allocation of the purchase price (plus other capitalized costs and other relevant items) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate). Parent shall deliver such allocation to the Securityholders’ Representative within 60 days after the Closing Date. The Securityholders, the Securityholders’ Representative and Parent agree (a) to act in accordance with such allocation schedule in the preparation and filing of all Tax Returns (including, in the case of Parent, IRS Form 8594), (b) not to take any position inconsistent therewith in the course of any Tax proceeding, unless required to do so by applicable Law, and (c) to provide the other promptly with any other information required to timely complete any Tax forms.
ARTICLE III — PAYMENT FOR SECURITIES
     Section 3.1 Payment for Company Membership Units, Company Participation Units and Company Warrants .
          (a) Parent shall make the following payments:
     (i) As soon as practicable following the date of this Agreement and in any event not less than five (5) Business Days before the Closing Date, Parent shall appoint a national bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) in the Merger. Promptly following the Effective Time, but in any event not later than one (1) Business Day following the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the Securityholders, for payment through the Paying Agent in accordance with this Section 3.1, cash in an amount (the “Payment Fund”) equal to the Base Consideration At Closing. The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Sections 2.6 and 2.8 out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement. Within a reasonable period of time after Closing not to exceed thirty (30) days, Parent will pay, or will cause the Surviving Company to pay, the Aggregate Participation Unit Base Consideration At Closing (subject to any adjustments specified herein and subject to any applicable withholding Tax as specified in Section 3.1(c)). As soon as practicable following the date of this Agreement and in any event not less than five (5) Business Days before the Closing Date, the Company will deliver a certificate signed by its chief executive officer or chief financial officer which includes the allocation of the Base Consideration At Closing payable to the Securityholders (the “Base Consideration Allocation Schedule”). The Base Consideration Allocation Schedule shall include an estimate of the Per Participation Unit Base Consideration At Closing. The parties hereto acknowledge and agree that the Company will amend the Base Consideration Allocation

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Schedule as of the Effective Time to (i) reflect any actual adjustments and allocation of the Merger Consideration required by Section 3.4(a)(ii) and (ii) instruct the Paying Agent as to the portion of the Payment Fund payable as of the Effective Time to each of the Members and holders of Company Warrants.
     (ii) At the Effective Time, Parent shall cause to be delivered to J.P. Morgan Chase Bank, National Association (the “Escrow Agent”) an amount of cash equal to $1,960,000 (the “Escrow Amount”). The Escrow Amount shall also include for all purposes hereunder, any amount delivered to the Escrow Agent pursuant to Section 3.5(e). The Escrow Amount shall be held solely for purposes of the payment to Parent of the Final Closing Adjustment Amount, if any such payment is required by Section 3.4(b)(iii)(A) hereof, the payment to Parent for Taxes pursuant to Section 7.6(c) hereof, or the payment to Parent in satisfaction of any indemnification or other claims of any Parent/MergerCo Indemnified Party required by Article IX. As soon as practicable following the date of this Agreement and in any event not less than five (5) Business Days before the Closing Date, the Company will deliver a certificate signed by its chief executive officer or chief financial officer which includes the allocation of the Escrow Amount payable to the Securityholders (the “Escrow Allocation Schedule”). The Escrow Allocation Schedule shall include an estimate of the distributions to be made from the Escrow Amount in respect of the Company Participation Units. The Escrow Amount shall be governed by the terms of an escrow agreement to be entered into by and among Parent, the Securityholders’ Representative and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”). For federal income tax purposes, any payment made by the Escrow Agent to the Securityholders other than holders of Company Participation Units shall be treated as deferred Merger Consideration and shall be subject to imputation of interest under Section 483 or Section 1274 of the Code. Any interest or other income earned on the Escrow Amount will be included in the gross income of Parent in accordance with Proposed Treasury Regulations under Section 468B(g) of the Code.
     (iii) Each Securityholder’s percentage interest in the Escrow Amount in the event any such amounts (including any interest or other income earned thereon) may be ultimately released and distributed to the Securityholders is set forth on the Escrow Allocation Schedule. For the avoidance of doubt and any provision herein to the contrary, all distributions to the Securityholders from the Escrow Amount shall include all accrued interest thereon.
          (b) To the extent permitted by applicable law, none of Parent, MergerCo, the Company, the Surviving Company or the Paying Agent shall be liable to any Person in respect of

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any portion of the Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (c) Each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from the portion of the Merger Consideration attributable to any Company Membership Units, any Company Participation Units, any Company Warrants or amounts otherwise payable pursuant to this Agreement to any holder thereof, such amounts as are required to be withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of United States federal, state or local tax laws. To the extent that amounts are so withheld, such withheld amounts shall be (i) remitted by the Paying Agent, the Surviving Company or Parent, as the case may be, to the applicable Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made.
          (d) The right to receive a portion of the Merger Consideration in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Membership Units, Company Participation Units and Company Warrants, as applicable.
          (e) Parent shall cause the Paying Agent to invest any cash included in the Payment Fund as directed by Parent in a cash compensation account of the Paying Agent. Any interest and other income resulting from such investments shall be the property of, and will be promptly paid to, Parent. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.
          (f) Promptly following the date that is twelve (12) months after the Effective Time, Parent shall cause the Paying Agent to deliver to the Surviving Company all cash and other documents in its possession relating to the Merger, and the Paying Agent’s duties shall terminate. Any former Members who have not complied with Section 3.1 prior to the end of such twelve (12) month period shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar laws) for payment of their claim for right to receive the Merger Consideration.

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     Section 3.2 Payments at Closing for Indebtedness of the Company. As of the Effective Time, Parent and MergerCo shall provide sufficient funds to the Surviving Company to enable the Surviving Company to repay or assume any outstanding Indebtedness of the Company. The Company shall submit to Parent reasonably satisfactory documentation setting forth the amounts of all such unpaid Indebtedness (including the identity of each lender, dollar amounts, wire instructions and any other information necessary for Parent to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Indebtedness shall have been paid in full. Parent and MergerCo will cooperate in arranging for such repayment and shall take such reasonable actions as may be necessary to facilitate such repayment and to facilitate the release, in connection with such repayment, of any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge (collectively, “Encumbrances”) securing such Indebtedness of the Company.
     Section 3.3 Payments at Closing for Company Transaction Expenses. With respect to any Company Transaction Expenses that remain unpaid on the Closing Date or that will remain unpaid after the Closing, the Company shall submit to Parent reasonably satisfactory documentation setting forth the amounts of all such unpaid Company Transaction Expenses (including the identity of each recipient, dollar amounts, wire instructions and any other information necessary for Parent to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Company Transaction Expenses shall have been paid in full (the “Payoff Instructions”). The Company hereby agrees that Parent and the Surviving Company shall not be responsible or liable to pay any Company Transaction Expenses that are not identified in the Payoff Instructions.
     Section 3.4 Working Capital and Cash Adjustment.
          (a) Preparation of Estimated Closing Balance Sheet; Estimated Closing Date Cash; Estimated Net Working Capital.
     (i) The Company shall prepare in good faith and, at least five (5) Business Days prior to the Closing Date, deliver to Parent (A) an estimated balance sheet of the Company, which shall be reasonably acceptable to Parent, as of the close of business on the day immediately prior to the Closing Date, reflecting thereon the Company’s best estimate of all balance sheet items of the Company (the “Estimated Closing Balance Sheet”), (B) the Net Working Capital of the Company as of the close of business on the day immediately prior to the Closing Date based on the Estimated Closing Balance Sheet (“Estimated Net Working Capital”) and (C) an estimate of the Cash of the Company, excluding restricted cash, as of the close of business on the day immediately prior to the Closing Date (“Estimated Closing Date Cash”). The Estimated Closing Balance Sheet and Estimated Net Working Capital shall be prepared in accordance with GAAP, consistently applied (except no footnotes shall be required), and using the same GAAP accounting principles, practices, methodologies and policies, that were used to prepare the Base Balance Sheet.

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     (ii) If the Estimated Net Working Capital is greater than $600,000 (the “Maximum Working Capital”), the cash consideration to be paid by Parent at Closing shall be adjusted up, dollar for dollar, by the amount by which the Estimated Net Working Capital exceeds the Maximum Working Capital (such excess, the “Estimated Net Working Capital Surplus”). If the Estimated Net Working Capital is less than $400,000 (the “Minimum Working Capital”), the cash consideration to be paid by Parent at Closing shall be adjusted down, dollar for dollar, by the amount by which the Estimated Net Working Capital is less than the Minimum Working Capital (such deficiency, the “Estimated Net Working Capital Shortfall”). If the Estimated Net Working Capital is less than or equal to the Maximum Working Capital but greater than or equal to the Minimum Working Capital, the cash consideration to be paid by Parent at Closing shall not be adjusted pursuant to this Section 3.4(a)(ii). The amount of any such Estimated Net Working Capital Surplus or Estimated Net Working Capital Shortfall is referred to as the “Estimated Net Working Capital Adjustment Amount.”
     (iii) As used in this Section 3.4, the term “Net Working Capital” means, as of the date of determination, an amount equal to the difference at such time of (A) the sum of all Current Assets minus (B) the sum of all Current Liabilities. For illustrative purposes only, a sample calculation of Net Working Capital is set forth in Schedule 3.4.
     (iv) Following receipt of the Estimated Closing Balance Sheet, the Company shall permit Parent and its representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Estimated Closing Balance Sheet (including the Estimated Net Working Capital and Estimated Closing Date Cash) as well as all of the Company’s accounting books and records relating to the determination of the Estimated Closing Balance Sheet, and the Company shall make reasonably available its representatives responsible for the preparation of the Estimated Closing Balance Sheet in order to respond to the reasonable inquiries of Parent. Prior to Closing, the parties shall discuss in good faith the computation of any of the items on the Estimated Net Working Capital and Estimated Closing Date Cash.
          (b) Preparation of Final Closing Balance Sheet.
     (i) As promptly as practicable, but no later than 60 days after the Closing Date, Parent shall prepare and deliver to the Securityholders’ Representative (A) a balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date, reflecting thereon Parent’s best estimate of the same balance sheet items of the Company as included on the Estimated Closing Balance Sheet but adjusted to take into account the final balances as of the close of business on the day immediately prior to the Closing Date (the “Closing Balance

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Sheet”), (B) the Net Working Capital of the Company based on the Closing Balance Sheet (“Closing Net Working Capital”) and (C) the consolidated Cash of the Company, excluding restricted cash, as of the close of business on the day immediately prior to the Closing Date (“Closing Date Cash”). The Closing Balance Sheet and the Closing Net Working Capital shall be prepared in accordance with GAAP and using the same GAAP accounting principles, practices, methodologies and policies that were used to prepare the Estimated Closing Balance Sheet.
     (ii) Unless the Securityholders’ Representative delivers the Dispute Notice within 30 days after receipt of the Closing Balance Sheet, including the Closing Net Working Capital and Closing Date Cash, such Closing Balance Sheet shall be deemed the “Final Closing Balance Sheet,” and such Closing Net Working Capital and Closing Date Cash shall be deemed the “Final Closing Net Working Capital” and “Final Closing Date Cash,” respectively, shall be binding upon the Securityholders and Parent and shall not be subject to dispute or review. If the Securityholders’ Representative disagrees with the Closing Balance Sheet, the Closing Net Working Capital or Closing Date Cash, the Securityholders’ Representative may, within 30 days after receipt thereof, notify Parent in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Closing Balance Sheet, the Closing Net Working Capital and Closing Date Cash, including all supporting documentation thereto, and the Securityholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet, the Closing Net Working Capital and Closing Date Cash delivered pursuant to this Section 3.4(b). Parent and the Securityholders’ Representative shall first use commercially reasonable efforts to resolve such dispute between themselves and, if Parent and the Securityholders’ Representative are able to resolve such dispute, the Closing Balance Sheet, the Closing Net Working Capital and the Closing Date Cash shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Balance Sheet,” “Final Closing Net Working Capital,” and “Final Closing Date Cash” and shall be conclusive and binding upon the Securityholders and Parent and shall not be subject to dispute or review. If Parent and the Securityholders’ Representative are unable to resolve the dispute within 15 days after receipt by Parent of the Dispute Notice, Parent and the Securityholders’ Representative shall submit the dispute to Parent’s independent accounting firm (the “Accountants”). The Accountants shall act as experts and not arbiters and shall determine only those items that remain in dispute on the Closing Balance Sheet, the Closing Net Working Capital and Closing Date Cash. Promptly, but no later than 30 days after engagement, the Accountants shall deliver a written report to Parent and the Securityholders’ Representative as to the resolution of the disputed items, the resulting Closing Balance Sheet, the Closing Net Working Capital and Closing Date Cash. The Closing Balance Sheet, the Closing

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Net Working Capital and Closing Date Cash as determined by the Accountants shall be deemed the “Final Closing Balance Sheet,” “Final Closing Net Working Capital,” and “Final Closing Date Cash” and shall be conclusive and binding upon the Securityholders and Parent and shall not be subject to dispute or review. The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 3.4(b) shall be paid by (A) the Securityholders (from the Escrow Amount), if Parent’s calculation of the portion of the Closing Net Working Capital or Closing Date Cash in dispute is closer to the Accountants’ determination than the Securityholder Representatives’ calculation thereof, (B) by Parent, if the reverse is true or (C) except as provided in clauses (A) or (B) above, equally by the Securityholders (from the Escrow Amount) and Parent. Parent and the Securityholders’ Representative agree that they will, and agree to cause their respective representatives and independent accountants to cooperate and assist in the preparation of the Closing Balance Sheet, the Closing Net Working Capital and Closing Date Cash and in the conduct of the audits and reviews referred to in this Section 3.4(b), including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.
     (iii) The “Final Closing Adjustment Amount,” whether positive or negative, shall be equal to (1) the Final Adjustment Working Capital Component plus (2) the Final Closing Date Cash less the Estimated Closing Date Cash (positive or negative). Within five (5) Business Days following determination of the Final Closing Net Working Capital and Final Closing Date Cash (in accordance with this Section 3.4), (A) if the Final Closing Adjustment Amount is negative, Parent and the Securityholders’ Representative shall jointly direct the Escrow Agent to pay to Parent from the Escrow Fund an amount equal to the Final Closing Adjustment Amount, and (B) if the Final Closing Adjustment Amount is positive, Parent shall deliver or cause to be delivered to the Paying Agent and/or the Surviving Company an amount equal to the Final Closing Adjustment Amount, and Parent shall cause the Paying Agent and/or the Surviving Company to distribute such amount to the Securityholders in accordance with the Escrow Allocation Schedule. To the extent any Securityholder has already received payment for its Company Membership Units and/or Company Warrant, as the case may be, the Paying Agent or Surviving Company, as applicable, shall promptly distribute to such Person such Person’s allocation of the Final Closing Adjustment Amount due. If a Securityholder has not received payment for its Company Membership Units and/or Company Warrants, as the case may be, the amount to be paid to such Securityholder in accordance with Section 3.1 shall be appropriately increased pursuant to this Section 3.4(b)(iii). Any payment pursuant to clause (A) or (B) shall be in United States dollars and by wire transfer of immediately available funds.

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     (iv) The “Final Closing Adjustment Working Capital Component” shall be determined as follows:
     (A) If the Final Closing Net Working Capital is greater than the Estimated Net Working Capital, then the Final Closing Adjustment Working Capital Component shall equal the Final Closing Net Working Capital Upward Adjustment Amount;
     (B) If the Final Closing Net Working Capital is less than the Estimated Net Working Capital, then the Final Closing Adjustment Working Capital Component shall equal the Final Closing Net Working Capital Downward Adjustment Amount;
     (C) If the Final Closing Net Working Capital is equal to the Estimated Net Working Capital, then the Final Closing Adjustment Working Capital Component shall equal $0; and
     (D) Notwithstanding anything to the contrary in Sections 3.4(b)(iv)(A), (B) and (C), if (1) the Estimated Net Working Capital is less than or equal to the Maximum Working Capital but greater than or equal to the Minimum Working Capital and (2) the Final Closing Net Working Capital is less than or equal to the Maximum Working Capital but greater than or equal to the Minimum Working Capital, then the Final Closing Adjustment Working Capital Component shall equal $0.
     (v) For purposes of this Section 3.4(b), the following definitions shall apply:
     (A) “Final Closing Net Working Capital Upward Adjustment Amount” shall be either:
     a. if the Estimated Net Working Capital is greater than the Maximum Working Capital, an amount equal to the difference between the Final Closing Net Working Capital and the Estimated Net Working Capital;
     b. if (x) the Estimated Net Working Capital is both equal to or greater than the Minimum Working Capital and equal to or less than the Maximum Working Capital and (y) the Final Closing Net Working Capital is greater than the Maximum Working Capital, an amount equal to the difference between the Final Closing Net Working Capital and the Maximum Working Capital;
     c. if (x) the Estimated Net Working Capital is less than the Minimum Working Capital and (y) the Final Closing Net Working Capital is less than the Minimum Working Capital, an

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amount equal to the difference between the Final Closing Net Working Capital and the Estimated Net Working Capital;
     d. if (x) the Estimated Net Working Capital is less than the Minimum Working Capital and (y) the Final Closing Net Working Capital is greater than the Maximum Working Capital, an amount equal to the sum of (i) the Estimated Net Working Capital Shortfall and (ii) the difference between the Final Closing Net Working Capital and the Maximum Working Capital; or
     e. if (x) the Estimated Net Working Capital is less than the Minimum Working Capital and (y) the Final Closing Net Working Capital is both equal to or greater than the Minimum Working Capital and less than the Minimum Working Capital, an amount equal to the difference between the Minimum Working Capital and the Final Closing Net Working Capital.
     (B) “Final Closing Net Working Capital Downward Adjustment Amount” shall be either:
     a. if the Final Closing Net Working Capital is greater than the Maximum Working Capital, an amount equal to the difference between the Estimated Net Working Capital and Final Closing Net Working Capital;
     b. if (x) the Final Closing Net Working Capital is both equal to or greater than the Minimum Working Capital and equal to or less than the Maximum Working Capital and (y) the Estimated Net Working Capital is greater than the Maximum Working Capital, an amount equal to the Estimated Net Working Capital Surplus;
     c. if (x) the Final Closing Net Working Capital is less than the Minimum Working Capital and (y) the Estimated Net Working Capital is less than the Minimum Working Capital, an amount equal to the difference between the Estimated Net Working Capital and the Final Closing Net Working Capital;
     d. if (x) the Final Closing Net Working Capital is less than the Minimum Working Capital and (y) the Estimated Net Working Capital is greater than the Maximum Working Capital, an amount equal to the sum of (i) the Estimated Net Working Capital Surplus and (ii) the difference between the Minimum Working Capital and the Final Closing Net Working Capital; or
     e. if (x) the Final Closing Net Working Capital is less than the Minimum Working Capital and (y) the Estimated Net Working Capital is both equal to or greater than the Minimum Working Capital and equal to or less than the Maximum

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Working Capital, an amount equal to the difference between the Minimum Working Capital and the Final Closing Net Working Capital.
The parties acknowledge and agree that the intent of the parties is to make (i) a Final Net Working Capital Upward Adjustment Amounts to the extent that the Final Closing Net Working Capital is greater than the Maximum Working Capital (which adjustment shall take into consideration any adjustments that were done at the Closing based on the Estimated Working Capital) and (ii) a Net Working Capital Downward Adjustment Amounts to the extent that the Final Closing Net Working Capital is less than the Minimum Working Capital (taking into consideration any adjustments that were done at the Closing based on the Estimated Working Capital).
          Section 3.5 Additional Consideration.
          (a) Preparation of Additional Consideration Calculation. Not later than the earlier to occur of (i) 15 days after the final close of Parent’s audit for the fiscal year ended December 31, 2012, or (ii) February 28, 2013, Parent shall prepare and deliver to the Securityholders’ Representative a calculation of Proxsys Services Revenue for the fiscal year ended December 31, 2012 and Measurement Period Bookings. As soon as practical, and in any event within 30 days, after the end of each fiscal quarter between the Closing Date and the Indemnification Cut-Off Date, Parent shall prepare and deliver to the Securityholders’ Representative a report stating the number of New Customers in reasonable detail during the preceding fiscal quarter.
          (b) Disagreements.
     (i) The Securityholders’ Representative may dispute any element of the calculations delivered pursuant to Section 3.5(a) by notifying Parent of such disagreement in writing and setting forth in reasonable detail the particulars of such disagreement, within 20 days after its receipt of such calculations. In the event that the Securityholders’ Representative does not provide such a notice of disagreement within such 20-day period, the Securityholders’ Representative shall be deemed to have accepted such calculations delivered by Parent, which shall be final, binding and conclusive for all purposes hereunder.
     (ii) In the event any such notice of disagreement is provided on a timely basis, Parent and the Securityholders’ Representative shall attempt, for a period of 15 days (or such longer period as they may mutually agree), to resolve any disagreements with respect to the calculations delivered pursuant to Section 3.5(a). If, at the end of such period, Parent and the Securityholders’ Representative are unable to resolve such disagreements, then the Accountants shall resolve any remaining disagreements.

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     (iii) The Accountants shall determine as promptly as practicable, but in any event within 30 days of the date on which such dispute is referred to the Accountants, whether such calculations delivered pursuant to Section 3.5(a) was properly calculated, and shall deliver to Parent and the Securityholders’ Representative a written report setting forth its findings, which shall be final, conclusive and binding on Parent and the Securityholders. The fees and expenses of the Accountants in connection with its services under this Section 3.5(b) shall be paid (A) by Parent if the Accountants’ calculation of such amounts is closer to the Securityholders’ Representative’s calculation of such amounts than such calculation by Parent, (B) by the Securityholders (from the Escrow Account) if the reverse is true or (C) otherwise equally by Parent and the Securityholders’ (from the Escrow Account).
     (iv) Each party shall, and shall cause its representatives to, cooperate with the other and provide timely access to information for purposes of resolving any dispute pursuant to this Section 3.5(b), including without limitation, making available to the other parties such books, records, work papers, reports of Parent’s outside independent certified public accountants, and personnel, to the extent necessary. Parent covenants and agrees that during the Measurement Period the books and records of the Surviving Company shall be maintained in a manner that will allow Parent’s accounting firm to reasonably determine the Additional Consideration pursuant to this Agreement.
          (c) Covenants Relating to Additional Consideration. The Parent and MergerCo hereby, jointly and severally, covenant that at all times during the Measurement Period, Parent, MergerCo and their Affiliates shall use their commercially reasonable efforts to maximize the amount of the Additional Consideration by conducting the Business as conducted on the date hereof in all material respects.
          (d) Payment. Parent shall pay the Securityholders in accordance with the percentages set forth on the Escrow Allocation Schedule, (i) in the case of the New Customers for the preceding fiscal quarter, subject to Sections 3.5(e) and 3.5(f), no later than ten (10) Business Days after the final determination of the New Customers for the preceding fiscal quarter, and (ii) in the case of the Measurement Period Bookings, subject to Section 3.5(f), no later than ten (10) Business Days after the final determination of the Measurement Period Bookings, in each case, an aggregate amount determined in accordance with Schedule 3.5 (the “Additional Consideration”).
          (e) Additional Escrow Amount. Parent shall cause to be delivered to the Escrow Agent up to $1,400,000 of the Additional Consideration owed to the Securityholders pursuant to Section 3.5(d)(i) before distributing any such Additional Consideration to the Securityholders.
          (f) Payment Limitations. In no event shall (i) the amount payable pursuant to Section 3.5(d)(i) exceed $5,000,000 in the aggregate, (ii) the amount payable pursuant to Section 3.5(d)(ii)

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          exceed $3,000,000 in the aggregate and (iii) the amount payable pursuant to Section 3.5(d) exceed $8,000,000 in the aggregate.
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and MergerCo, that, except as set forth in the various Sections of the schedules to this Agreement (the “Schedules”) that correspond with the Sections of this Article IV, the statements contained in this Article IV are true and correct as of the date of this Agreement.
     Section 4.1 Existence; Good Standing; Authority.
          (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Alabama. The Company has all requisite power and authority to own, operate and/or lease its properties and carry on its business in all material respects as currently conducted. As of the date of this Agreement, the Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensure or qualification necessary except where failure to qualify would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Operating Agreement and the Articles of Organization, each as in effect as of the date hereof and made available to Parent’s and MergerCo’s counsel, are complete and correct, and no amendments thereto are pending.
          (b) The Company has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent and MergerCo, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 4.2 Capitalization.
          (a) As of the date of this Agreement, the issued and outstanding Company Membership Units consists of 8,927,740 Class A Units. Schedule 4.2(a) sets forth each holder of outstanding Company Membership Units and the number of Company Membership Units owed or held by each such Person. All of the issued and outstanding Company Membership Units have been duly authorized and validly issued, and are fully paid and nonassessable. The Base Consideration Allocation Schedule and Escrow Allocation Schedule sets forth, and will set forth as of the Effective Time, the true and accurate allocation of the Merger Consideration among the Securityholders in accordance with the Certification of Formation, the Operating Agreement and any applicable Law.

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          (b) Except as set forth on Section 4.2(b) of the Schedules, none of the Company Membership Units are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except as set forth in Section 4.2(a), no voting or non-voting equity interests, other equity interests or other voting securities of the Company are issued, reserved for issuance or outstanding. All Company Participation Units have been granted under the Company Incentive Compensation Plan. Section 4.2(b) of the Schedules sets forth a true and complete list of all outstanding Company Participation Units and all options and rights to purchase Company Membership Units, together with the number of Company Membership Units subject to such security, the date of grant or issuance, the exercise price and the expiration date of such security and the aggregate number of Company Membership Units subject to such securities and the vesting schedule thereof. Except as set forth in Section 2.7, no Company Participation Unit shall entitle the holder thereof to receive anything after the Merger in respect of such Company Participation Unit. All outstanding Company Membership Units are validly issued, fully paid and nonassessable. Except for the Company Membership Units, there are no bonds, debentures, notes, other Indebtedness or any other securities of the Company with voting rights (other than the Company Participation Units and the Company Warrants, convertible into, or exchangeable for, securities with voting rights) on any matters on which Members may vote.
          (c) Except as described in Sections 4.2(a) and 4.2(b), there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation. Except as set forth in the Operating Agreement, there are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any equity interests (or options or warrants to acquire any such equity interests) of the Company. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its business or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the ordinary course of business consistent with past practice) to cause the Company to register its securities or which otherwise relate to the registration of any securities of the Company. Except as set forth on Section 4.2(c) of the Schedules, there are no voting trusts, proxies or other Contracts of any character to which the Company or, to the knowledge of the Company, any of the Members is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any equity interests or similar interests of the Company.
     Section 4.3 Subsidiaries. The Company does not own, of record or beneficially, directly or indirectly, (a) with respect to any corporation, more than 50% of the total voting power of all classes of equity interests entitled to vote in the election of directors thereof and (b) with respect to any Person other than a corporation, at least a majority of any class of equity

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interests (however designated) entitled to vote in the election of the governing body, partners, managers or others that will control the management of such Person. There are no corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any other direct or indirect equity or other interest or right (contingent or otherwise) to acquire any of the same. The Company is not a member of any partnership nor is the Company a participant in any joint venture or similar arrangement.
     Section 4.4 No Conflict; Consents.
          (a) Subject to the adoption and approval of this Agreement by the Members, the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions in accordance with the terms hereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which the Company is a party or by which the Company or any of its assets are bound, except for any such conflicts, violations, defaults and terminations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) conflict with, or result in, any violation of any provision of the Articles of Organization or the Operating Agreement; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Company.
          (b) Except as set forth in Schedule 4.4, no notice to, declaration or filing with, or consent or approval of any federal, state, local or foreign government, any governmental, regulatory or administrative authority, agency, bureau or commission or any court, tribunal or judicial or arbitral body (a “Governmental Authority”) or other third party is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions in accordance with the terms hereof, except for the filing of the Certificate of Merger with the Secretary of State of the State of Alabama and appropriate documents with the relevant authorities of other states in which the Company duly licensed or qualified to do business.
     Section 4.5 Financial Statements.
          (a) The Company has made available to Parent and MergerCo true and complete copies of the following financial statements, copies of which are attached hereto as Schedule 4.5(a) (collectively, the “Financial Statements”):
     (i) Audited balance sheet of the Company as of December 31, 2010 and the related audited statements of operations, Members’ equity and cash flows of the Company for the year ended December 31, 2010; and
     (ii) Unaudited balance sheet of the Company as of May 31, 2011 (the “Base Balance Sheet”) and the related unaudited statements of

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     operations, Members’ equity and cash flows for the fiscal period then ended.
          (b) The Financial Statements (i) have been prepared in accordance with GAAP consistently applied (except no footnotes shall be required with respect to the Base Balance Sheet) and (ii) present fairly in all material respects the financial condition, statements of operations, Members’ equity and cash flows of the Company as of the dates and for the periods indicated therein.
          (c) The Company maintains accurate books and records reflecting its assets and liabilities and maintain proper and adequate internal control over financial reporting sufficient to provide reasonable assurance (i) that transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain asset accountability; (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets; (iv) the recorded accountability for Company assets is compared with the existing Company assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (d) The Company is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company’s financial statements.
     Section 4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6 and in the ordinary course of business consistent with past practices, from the date of the Base Balance Sheet to the date of this Agreement, there has not been (a) any change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, except such changes that have not had or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, equity interests or property) in respect of, any of the Company’s equity interests or any purchase, redemption or other acquisition of any of the Company’s equity interests or any other securities of the Company or any options, warrants, calls or rights to acquire any such equity interests or other securities, (c) any split, combination or reclassification of any of the Company’s equity interests or any issuance or the authorization of any other securities in respect of, in lieu of or in substitution for equity interests or other securities of the Company, (d) any granting by the Company of (i) any loan or increase in compensation, perquisites or benefits or any bonus or award or (ii) any payment by the Company of any bonus, in each case to any current or former member of the Company Board, officer, employee, contractor or consultant of the Company, (e) any granting by the Company to any

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current or former member of the Company Board, officer, employee, contractor or consultant of the Company of any increase in severance, termination, change in control or similar compensation or benefits, (f) any entry by the Company into any amendment of or modification to or agreement to amend or modify (or announcement of an intention to amend or modify) or termination of (i) any employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, equity repurchase, equity option, consulting or similar agreement, commitment or obligation between the Company, on the one hand, and any current or former member of the Company Board or any current or former officer, employee, contractor or consultant of the Company, on the other hand, (ii) any agreement between the Company, on the one hand, and any current or former member of the Company Board or any current or former officer, employee, contractor or consultant of the Company, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of transactions involving the Company of the nature contemplated by this Agreement or (iii) any trust or insurance contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any current or former member of the Company Board or any current or former officer, employee, contractor or consultant of the Company, (g) any amendment to or modification of or agreement to amend or modify (or announcement of an intention to amend or modify) the Company Incentive Compensation Plan or any of the awards granted thereunder, including with respect to vesting acceleration of any such awards, (h) any other granting by the Company of any awards or rights under the Company Incentive Compensation Plan, (i) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect, (j) any change in financial or tax accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP or applicable Law, (k) any tax election that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect or any tax attributes of the Company or any settlement or compromise of any income tax liability, (l) any revaluation by the Company of any of its respective assets or (m) any licensing or other agreement with regard to the acquisition or disposition of any Company Intellectual Property Assets or rights thereto.
     Section 4.7 Litigation. Except as set forth on Schedule 4.7, there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, threatened against the Company, any of its properties or any of its employees in their capacity as such. No Governmental Authority has at any time in writing challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted and, none of the Company or its properties is subject to any outstanding writ, order, judgment, injunction or decree of any Governmental Authority.
     Section 4.8 Taxes.
          (a) The Company has duly and timely filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be

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subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.
          (b) The Company has, within the time and manner prescribed by Law, withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Member, or other third party.
          (c) No federal, state, local, or foreign tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any federal, state, local, or foreign taxing authority (including jurisdictions where Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. Schedule 4.8 hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company since inception, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns for taxable periods ending after December 31, 2005, and all examination reports and statements of deficiencies assessed against, issued or agreed to by the Company since January 1, 2006.
          (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company does not have any liability for the Taxes of any Person as a transferee or successor, by contract, or otherwise.
          (f) The Company is not and has not been a party to any ‘‘reportable transaction,’’ as defined in Code §6707A(c)(1) and Treasury Regulations §1.6011-4(b).
          (g) The Company is and has always been treated as a partnership or disregarded entity for United States federal income tax purposes and has had comparable status under the laws of any state or local jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. The Company is not, and never has been, classified as a “publicly traded partnership” under Code §7704. The Company does not have, and never has had, any interest in another entity for Tax purposes (including by virtue of being a party to or a member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for Tax purposes).
     Section 4.9 Employee Benefit Plans.
          (a) Schedule 4.9 sets forth a true, complete and correct list of every Employee Program that is maintained by the Company or any ERISA Affiliate or with respect to which the

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Company or any ERISA Affiliate has or may have any liability (the “Company Employee Programs”).
          (b) True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been delivered to Parent: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency.
          (c) Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.
          (d) (i) Each Company Employee Program is, and has been operated in material compliance with applicable laws and regulations and is and has been administered in all material respects in accordance with applicable laws and regulations and with its terms. (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof, and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law.
          (e) No Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.
          (f) Neither the Company nor any ERISA Affiliate has ever maintained any Company Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.
          (g) None of the Company Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

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          (h) (i) Each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. (ii) Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program. (iii) Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.
          (i) Since December 31, 2004 and through December 31, 2010, each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. From and after January 1, 2009, each NQDC Plan has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.
          (j) No Company Employee Program is subject to the laws of any jurisdiction outside the United States.
          (k) Neither the execution and delivery of this Agreement, the Members’ approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) except as a result of the contemplated termination of the Company’s 401(k) Plan, result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any Member, employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any Member, employee, director or consultant of the Company or an ERISA Affiliate
          (l) For purposes of this section:
     (i) “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, change in control agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or

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arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of a Company Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.
     (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (iii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).
     (iv) An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(c).
     (v) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.
     Section 4.10 Real and Personal Property.
          (a) The Company does not own any real property.
          (b) Schedule 4.10(b) sets forth a list of all real property leased by the Company (the “Leased Real Property”). True and complete copies of all leases relating to Leased Real Property identified on Schedule 4.10(b) (the “Leases”) have been made available to Parent and MergerCo. With respect to each Lease listed on Schedule 4.10(b):
     (i) the Company has a valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property granted to the Company pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;
     (ii) each of said Leases has been duly authorized and executed by the Company and is in full force and effect;

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     (iii) to the Company’s knowledge, the Company is not in default under any of said Leases, nor, to the Company’s knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company; and
     (iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease.
          (c) Except as set forth on Schedule 4.10(c) or as specifically disclosed in the Base Balance Sheet or the footnotes to the reviewed Financial Statements, and except with respect to leased personal property, the Company has good title to all of their tangible personal property and assets shown on the Base Balance Sheet or acquired after the date of the Base Balance Sheet, free and clear of any Encumbrances, except for (i) assets which have been disposed of since the date of the Base Balance Sheet in the ordinary course of business, (ii) Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty and (iii) Encumbrances of record or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby.
     Section 4.11 Labor and Employment Matters.
          (a) Section 4.11 of the Schedules identifies, with respect to each of calendar years 2011 and 2010, (i) all directors and officers of the Company as of the date of this Agreement and their respective titles, (ii) all employees and consultants currently employed or engaged by the Company and (iii) for each individual identified in clause (i) or (ii), such Person’s Form W-2, K-1 or 1099 compensation for 2010, year-to-date compensation, annual base compensation and bonus opportunity for 2011, job title and date of hire or commencement of engagement (provided that the Company shall furnish an updated schedule with respect to clauses (ii) and (iii) for new hires and terminations after the date hereof in an updated Section 4.11(a) (1)(ii) and 4.11(a)(1)(iii) of the Schedules, as of the Closing Date. Section 4.11(a)(2) of the Schedules sets forth a true, complete and accurate list of all accrued vacation time for all employees of the Company as of the date hereof and the value of all such accrued vacation time based on each such employees’ compensation level in effect (the “Accrued Vacation Amount”) as of the Effective Time.
          (b) Except as set forth on Section 4.11(b) of the Schedules, there are no employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar Contracts of any nature (whether in writing or not) between the Company, on the one hand, and any current or former Member, Affiliate, officer, director, employee, consultant, labor organization or other representative of any of the Company’s employees, on the other hand, nor is any such Contract presently being negotiated.
          (c) The Company is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses, benefits, contributions or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program or Law. The Company is not liable for any severance pay or

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other payments to any employee, consultant or independent contractor or former employee, consultant or independent contractor arising from the termination of employment or other service relationships, nor will the Company have any liability under any benefit or severance policy, practice, Contract, plan, program or Law which exists or arises, or may be deemed to exist or arise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any Persons employed by or under contract with the Company on or prior to the Effective Time. None of the Company’s employment policies or practices are currently being audited or, to the knowledge of the Company, investigated by any Governmental Authority or Court. There is no pending or, to the knowledge of the Company, threatened claim, unfair labor practice charge or other charge or inquiry against the Company brought by or on behalf of any current, prospective or former employee, consultant, independent contractor, retiree, labor organization or other representative of the Company’s employee or other individual or any Governmental Authority with respect to employment practices brought by or before any Court or Governmental Authority, nor is there or has there been any audit or investigation related to the Company’s classification of independent contractors and consultants. The Company has properly classified its employees as exempt or non-exempt in accordance with the Fair Labor Standards Act.
          (d) (i) There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, consultants or independent contractors; (ii) the Company is not a party to any collective bargaining agreement or other labor union Contract applicable to Persons employed by the Company nor are there any activities or proceedings of any labor union to organize any such employees, consultants or independent contractors of the Company; (iii) there have been no strikes, slowdowns, work stoppages, disputes, lockouts or threats thereof by or with respect to any employees, independent contractors or consultants of the Company, and (iv) there are no employment-related grievances or any internal investigation of any complaints of employment Law violations pending or, to the knowledge of the Company, threatened. There are no pending workers’ compensation claims regarding employee of the Company. The Company is not a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices. The Company is in material compliance with all applicable Laws, Contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, including the obligations of WARN, and any similar state or local statute, rule or regulation, and all other notification and bargaining obligations arising under any collective bargaining agreement, by Law or otherwise. The Company has not effectuated a “plant closing” or “mass layoff” (as those terms are defined in WARN or similar Laws) affecting in whole or in part any site of employment, facility, operating unit or employee of the Company without complying with all provisions of WARN or similar Laws or implemented any early retirement, separation or window program, nor has the Company planned or announced any such action or program for the future.
          (e) Neither the Company nor, to the knowledge of the Company, any of the Company’s employees, consultants or independent contractors is obligated under any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or Order of any Court or Governmental Authority that would interfere with the use of such Person’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as proposed to be conducted.

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          (f) Except as set forth in Section 4.11(f) of the Schedules, no employee of the Company has provided any notice to the Company of his or her intent, or to the knowledge of the Company, has any present intent, to terminate his or her employment with the Company.
          (g) All of the Company’s employees are “at will” employees, subject to any termination notice provisions included in its employment agreements or required under applicable Law, and, to the knowledge of the Company, there is no circumstance that could give rise to a valid claim by a current or former employee, independent contractor or consultant of the Company for compensation on termination of employment.
          (h) Each of the Company’s employees is currently devoting substantially all of his or her business time to the conduct of the business of the Company.
     Section 4.12 Material Contracts.
          (a) Schedule 4.12 sets forth (with specific reference to the subsection to which it primarily relates) each of the following Contracts to which the Company is a party or bound or to which any of its properties or assets are subject (the “Material Contracts”):
     (i) each employment Contract that is (A) of a nature for which the Company has a standard form agreement but that deviates (except with respect to salary payable thereunder) from such form agreement (it being understood that description of such employment Contract in Schedule 4.12 sets forth in reasonable detail a description of such deviations) or (B) not terminable at will by the Company both without any penalty and without any obligation of the Company to pay severance or other amounts (other than accrued base salary, accrued bonuses, accrued commissions, accrued vacation pay, accrued floating holidays and legally mandated benefits);
     (ii) (A) each employee collective bargaining agreement or other Contract with any labor union or similar organization, (B) each plan, program or Contract that provides for the payment of bonus, severance, termination or similar type of compensation or benefits related to a corporate transaction involving a change in control of the Company or upon the termination or resignation of any participant and (C) each plan, program or Contract that provides for medical or life insurance benefits for former participants or for current participants upon their retirement from, or termination of employment with, the Company (other than health coverage continuation provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended);
     (iii) each Contract pursuant to which the Company has agreed not to compete with any person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;
     (iv) each Contract which provides for “exclusivity” or any similar requirement in favor of any person other than the Company, or

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each Contract under which the Company is restricted in any respect in the distribution, licensing, marketing, purchasing, development or manufacturing of its respective products or services;
     (v) each Contract with (A) any member of the Company, (B) any other affiliate of the Company or (C) any current or, to the knowledge of the Company, former member of the Company Board, officer or employee of any affiliate of the Company (other than employment Contracts referred to in clause (ii) above or Contracts referred to in clause (iii) above);
     (vi) each license granted by the Company pursuant to which the Company has agreed to refrain from granting a license to any other person;
     (vii) each Contract under which the Company has agreed to indemnify any Person;
     (viii) each Contract that requires consent, approval or waiver of, or notice to, a third party in the event of or with respect to the Merger or the transactions contemplated by this Agreement, including in order to avoid termination of or loss of a benefit under any such Contract;
     (ix) each Contract providing for future performance by the Company in consideration of amounts previously paid to the Company, or which has resulted or will result in deferred revenue under GAAP;
     (x) each Contract providing for future performance by the Company with less than the standard or usual Company charges to be due for such performance;
     (xi) each Contract containing (whether in the Contract itself or by operation of Law) any provisions (A) dealing with a “change of control” or similar event with respect to the Company, (B) prohibiting or imposing any restrictions on the assignment of all or any portion thereof by the Company to any other person (without regard to any exception permitting assignments to affiliates), (C) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement (alone or in combination with any other event) or the execution, delivery or effectiveness of this Agreement (alone or in combination with any other event) will conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time or both), such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancelation or acceleration, or loss of benefit, or the creation of any Lien in or upon any of the properties or assets of the Company or of

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Parent or to any increased, guaranteed, accelerated or additional rights or entitlements of any person or (D) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement (alone or in combination with any other event) or the execution, delivery or effectiveness of this Agreement (alone or in combination with any other event) or will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;
     (xii) each Contract providing for payments of royalties, franchise fees, commissions, other license fees or other transactional fees to third parties;
     (xiii) each Contract granting a third party any license to Company Intellectual Property Assets that is not limited to the internal use of such third party;
     (xiv) each Contract pursuant to which the Company has been granted any license to Company Intellectual Property Assets;
     (xv) each Contract granting the other party to such Contract or a third party “most favored nation” or similar status;
     (xvi) each Contract that guarantees or warrants that any of the products or services of the Company is fit for any particular purpose or that guarantees a result or commits to performance levels;
     (xvii) each Contract providing for any license or franchise granted by the Company pursuant to which the Company has agreed to provide any third party with access to source code or to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other person;
     (xviii) each Contract containing any “non-solicitation,” “no hire” or similar provision that restricts the ability of the Company;
     (xix) each Contract providing for monetary liquidated damages (but not including other kinds of provisions that provide for limiting the maximum amounts payable or for refunds of amounts in the event of a breach or a termination of a Contract);
     (xx) each Contract entered into by the Company in the last five (5) years in connection with the settlement or other resolution of any litigation, action suit, proceeding, claim arbitration or investigation;
     (xxi) each Contract between the Company and any of the 20 largest customers of the Company (determined on the basis of revenues

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received by the Company in the most recent 12-month period ended prior to the date of this Agreement) (the “Major Customers”);
     (xxii) each Contract entered into by the Company a substantial purpose of which is providing confidential treatment by the Company of third-party information which, to the knowledge of the Company, contains restrictions on the Company’s use of such third-party information;
     (xxiii) each Contract in writing not containing a waiver of incidental, consequential, punitive, indirect and special damages in favor of the Company (and its assignees) in all circumstances;
     (xxiv) each Contract with any independent contractor of the Company; and
     (xxv) each Contract which (A) has future sums due from, or provides for future performance by, any party thereto and is not terminable by the Company without cost or penalty upon notice of less than 30 days, other than such Contracts entailing past or reasonably expected future amounts less than $25,000 in the aggregate, or (B) is otherwise material to the business of the Company, taken as a whole, as presently conducted or as currently proposed by the Company to be conducted without giving effect to the Merger.
Each Material Contract, including any and all supplements and amendments thereto, is in full force and effect and is a valid and binding agreement of the Company and, to the knowledge of the Company, of each other party thereto, enforceable against the Company and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting applicable creditor’s rights generally and to general principles of equity. Each of the Company has performed or is performing all material obligations required to be performed by it under Contracts and is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the knowledge of the Company, no other party to any of its Contracts is (with or without notice or lapse of time, or both) in breach or default thereunder. The Company knows of no circumstances that are reasonably likely to occur that could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under any Material Contract.
          (b) The Company has made available to Parent complete and correct copies of all Material Contracts, and no Material Contract has been modified, rescinded or terminated after being delivered or made available, as applicable, to Parent. None of the Major Customers has terminated, failed to renew or requested any material amendment to any of its Contracts or any of its existing relationships with the Company.
          (c) Each Contract between the Company, on the one hand, and any affiliate of the Company, on the other hand, was entered into in the ordinary course of business, is consistent with past practice and is on an arm’s-length basis.

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     Section 4.13 Intellectual Property.
          (a) Schedule 4.13(a) contains a complete and accurate list of all (i) Company Patents and pending applications, Company Marks, and material Company Copyrights, (ii) material Products, (iii) material Licenses In (other than commercial off the shelf software), and (iv) material Licenses Out. In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (iii) or (iv), Schedule 4.13(a) also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.
          (b) Except as set forth on Schedule 4.13(b):
     (i) With respect to the Company Intellectual Property Assets (A) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and, without payment to a third party, possesses adequate and enforceable rights to such Intellectual Property Assets as necessary for the operation of the Business and (B) licensed to the Company by a third party (other than commercial off the shelf software licensed for a total cost of less than $2,000), such Intellectual Property Assets are the subject of a written license or other written agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens.
     (ii) all Company Intellectual Property Assets owned by or exclusively licensed to the Company that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the knowledge of the Company, all Company Intellectual Property Assets owned by or exclusively licensed to the Company are valid and enforceable;
     (iii) none of the Company Intellectual Property Assets owned by or exclusively licensed to the Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date;
     (iv) no Company Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding; to the knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent; all products

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made, used or sold under the Company Patents have been marked with the proper patent notice;
     (v) there are no pending or, to the knowledge of the Company, threatened lawsuits against the Company or any of its employees alleging that any of the operation of the Business or any activity by the Company, or manufacture, sale, offer for sale, importation, and/or use of any Product, either as currently conducted or as currently planned to be conducted, infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any person or entity or that any of the Company Intellectual Property Assets is invalid or unenforceable;
     (vi) neither the operation of the Business, nor any activity by the Company, nor manufacture, use, importation, offer for sale and/or sale of any Product, either as currently conducted or as currently planned to be conducted, constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Asset or, to the knowledge of the Company, infringes or violates (or in the past infringed or violated) any Third Party IP Asset;
     (vii) the Company does not have any obligation to compensate any person for the use of any Intellectual Property Assets; the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Assets; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Company’s rights to use any Intellectual Property Asset(s), (B) restrict the Company’s Business, in order to accommodate a third party’s Intellectual Property Assets, or (C) permit third parties to use any Company Intellectual Property Assets(s);
     (viii) all former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (B) Intellectual Property Assets relating thereto; in each case where a Company Patent is held by Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

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     (ix) to the knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Intellectual Property Assets or the subject matter thereof;
     (x) the Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Company Trade Secrets, including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Parent and, to the Company’s knowledge, there has not been any breach by any party to such confidentiality agreements;
     (xi) (A) the Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to the source code of any of the Products, and (B) since the Company developed the source code of each Product, the Company has not provided or disclosed the source code of such Product to any person or entity;
     (xii) each Product performs in accordance with its documented specifications and as the Company has warranted to its customers;
     (xiii) the Products do not contain any “viruses,” “worms,” “time-bombs,” “key-locks,” or any other devices that could disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce;
     (xiv) (A) none of the Products contain, incorporate, link or call to or otherwise use any software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement), and (B) the incorporation, linking, calling or other use in or by any such Product of any such software listed on Schedule 4.13(b) does not obligate the Company to disclose, make available, offer or deliver any portion of the source code of any Product or component thereof to any third party other than the software listed on Schedule 4.13(b)(xiv); and
     (xv) following the Effective Time, the Surviving Company will have the same rights and privileges in the Company Intellectual Property

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Assets as the Company had in the Company Intellectual Property Assets immediately prior to the Effective Time.
     Section 4.14 Environmental Matters. Except as set forth on Schedule 4.14:
          (a) the Company is in material compliance with all Environmental Laws applicable to its operation and use of the Leased Real Property;
          (b) the Company has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and, as of the date of this Agreement, there has been no Release or threat of Release of any Hazardous Material by the Company at or on the Leased Real Property that requires reporting, investigation or remediation by the Company pursuant to any Environmental Law;
          (c) the Company has not (i) received notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law; (iii) been subject to or, to the Company’s knowledge, threatened with, any governmental or citizen enforcement action with respect to any Environmental Law or (iv) received written notice of or otherwise have knowledge of any unsatisfied liability under any Environmental Law; and
          (d) to the Company’s knowledge, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law.
     Section 4.15 No Brokers. Except as set forth in Schedule 4.15, the Company has not entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of the Company, the Surviving Company, Parent or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger.
     Section 4.16 Compliance with Laws.
          (a) The Company has not received any notice of any default or violation of any law, statute, ordinance, regulation, rule, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound, and the Company is not in default or violation of any such law, statute, ordinance, regulation, rule, order, judgment or decree except where such default or violation would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) The Company has adopted and implemented an effective compliance program consistent with the relevant compliance guidelines set forth by the Office of the Inspector General of the Department of Health and Human Services. For the period beginning January 1, 2006 and continuing to and including the Effective Time, all data provided to payors on behalf of medical practices and/or hospital or other clients, including without limitation medical procedure codes, practitioner identifiers, and billing codes, are materially accurate and in conformity in all material respects with all applicable legal requirements. Neither Company

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nor any of its personnel to its knowledge: (i) has been convicted of any crime arising from claims or other transactions, financial relationships or financial dealings in connection with health care, or (ii) has been excluded from any federal or state health care program.
     Section 4.17 Licenses and Permits. Schedule 4.17 sets forth a true, complete and correct list of all material licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Authority, which have been issued to the Company and are currently in effect (the “Company Licenses”). Each Company License is valid and in full force and effect. There is no investigation or proceeding pending or, to the knowledge of the Company, threatened in writing that could result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License. Except as set forth in Schedule 4.17, none of the Company Licenses shall be affected in any material respect by the consummation of the transactions contemplated hereby.
     Section 4.18 Records.
          (a) Except as set forth on Schedule 4.18, (i) the minutes and other similar records of meetings or consent actions of the Members and the Company Board (and committees thereof) provided or made available by the Company to Parent contain all records of meetings and consent actions taken in lieu thereof by such Members and the Company Board (and committees thereof), and show all material corporate actions taken by such Members and such members of the Company Board, and any committees thereof, for the Company and (ii) the equity interest transfer records of the Company provided or otherwise made available to Parent reflect all issuances, transfers of record and redemptions of units or other securities of the Company.
          (b) The books, records and accounts of the Company are stated in reasonable detail and are accurate and complete in all material respects and have been maintained in accordance with good business practices on a basis consistent with prior years.
     Section 4.19 Affiliated Transactions. Except as set forth on Schedule 4.19, no Member, officer, member of the Company Board, employee or Affiliate of the Company or any entity in which any such Person or individual owns any beneficial equity interest (other than beneficial ownership of less than 5% of the outstanding equity interest in a publicly held entity) has been involved in any business arrangement or relationship with the Company or is a party to any agreement, contract or arrangement with the Company or which pertains to the business of the Company or owns or has any interest in any asset, tangible or intangible, used by the Company.
     Section 4.20 Voting Requirements. The Board of Managers of the Company has, either by written consent or at a meeting duly called and held prior to the execution of each Transaction Document to which the Company is a party, (a) unanimously approved and declared advisable this Agreement and each other Transaction Document to which the Company is a party, (b) resolved to recommend and has recommended the approval and adoption of this Agreement and the Merger to the Members and (c) directed that this Agreement and the Merger be submitted to the holders of Company Membership Units for their approval and adoption. The

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affirmative vote of holders of more than seventy-five percent (75%) of the Company Membership Units (the “Requisite Member Approval”) are the only votes or approvals of the holders of Company Membership Units or of any other security of the Company necessary to approve, authorize and adopt this Agreement and the Merger and, subject to the fulfillment of the conditions set forth in Article VIII, to consummate the Merger. After receipt of the Requisite Member Approval, which will occur promptly after the execution and delivery of this Agreement, the Merger and this Agreement will be duly and validly adopted and approved, and no further vote or approval on the part of any holder of Company Membership Units or of any other security of the Company will be required to approve or adopt this Agreement and the Merger or, subject to the fulfillment of the conditions set forth in Article VIII, to consummate the Merger.
     Section 4.21 Title to Properties.
          (a) The Company has good and marketable title to, or valid leasehold interests in, all of its properties and assets, free and clear of Liens, except for such nonmaterial properties and assets as are no longer used or useful in the conduct of its business and except for minor defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate could not reasonably be expected to materially affect the ability of the Company to continue to use such property or assets in the conduct of the business currently conducted thereat.
          (b) The Company has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such instances of noncompliance or failures to be in full force and effect as could not reasonably be expected to materially affect the ability of the Company to obtain the benefit of such leases. The Company enjoys peaceful and undisturbed possession under all such material leases.
          Section 4.22 Insurance. Schedule 4.22 sets forth a complete and correct list and description of all policies of fire, liability, product liability, workmen’s compensation and health insurance presently in effect with respect to the Company’s business, complete and correct copies of which have been delivered to Parent. All such policies are valid, outstanding and enforceable policies (subject to bankruptcy, insolvency, or similar laws affecting applicable creditors’ rights generally and to general principles of equity) and provide insurance coverage for the properties, assets and operations of the Company, of the kinds, in the amounts and against the risks required to comply with applicable Law. The Company has not been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. No notice of cancelation or termination has been received with respect to any such policy. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.
          Section 4.23 Change of Control Payments. Schedule 4.23 sets forth each plan, agreement or arrangement pursuant to which any amounts may become payable (whether currently or in the future or in connection with a termination of employment or cessation of a service relationship) to current or former officers or employees of or consultants to the Company or any current or former members of the Company Board as a result of or in connection with the

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Merger or any of the other transactions contemplated by this Agreement as well as the amounts payable under each such plan, agreement or arrangement.
          Section 4.24 Significant Customers and Suppliers. Schedule 4.24 identifies each customer and supplier that for the fiscal year ended December 31, 2010 and for the six-month period ended June 30, 2011 represented at least 5% of total revenues of the Company for such year or period, as applicable, and in the case of each such customer, indicates the amount of earned revenue recognized in accordance with GAAP by the Company from such customer for such year or period, as applicable. Except as indicated in Schedule 4.24, no customer or supplier which represented at least 5% of total revenues of the Company during the period covered by the Financial Statements or which has been significant to the Company thereafter, has, to the Company’s knowledge, terminated or materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company.
          Section 4.25 Bank Accounts. Schedule 4.25 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto and the numbers of all such accounts.
          Section 4.26 Certain Business Activities. Neither the Company nor, to the Company’s knowledge, any director, officer, employee, consultant or agent acting on behalf of the Company has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or any foreign or domestic political party, campaign or candidate for political office or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act, as amended, or (d) made any other similar unlawful payment under any similar foreign Laws. To the knowledge of the Company, no officer or director of the Company is a foreign or domestic government official or employee or a candidate for any foreign or domestic political office.
     Section 4.27 Restrictions on Business Activities. Except as set forth on Schedule 4.27, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has had or could be reasonably expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the foregoing and except as set forth on Schedule 4.27, the Company has not (a) entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing its technology or products or from providing services to customers, potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or (b) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of its technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

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     Section 4.28 Disclosure; Information Supplied. No representation or warranty contained in this Agreement, and no statement contained in any document, certificate or schedule furnished or to be furnished to Parent or any of its representatives pursuant to this Agreement, contains any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.
ARTICLE V — REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO
     Parent and MergerCo hereby, jointly and severally, make to the Company the representations and warranties contained in this Article V.
     Section 5.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and MergerCo is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite power and authority to own, operate, lease and encumber its properties and to carry on their respective business as currently conducted.
     Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and MergerCo has all requisite power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the performance by Parent and MergerCo of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action by the board of directors of Parent and the Board of Managers of MergerCo, and other than the consent of the sole Member of MergerCo, no other action on the part of Parent or MergerCo is necessary to authorize the execution and delivery by Parent or MergerCo of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and MergerCo, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 5.3 No Conflict; Consents.
          (a) The consummation by Parent and MergerCo of the transactions in accordance with the terms of this Agreement do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which Parent or MergerCo is a party or by which Parent or MergerCo or any of their respective assets are bound, except for any such conflicts, defaults, violations, terminations and any waivers if not obtained that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with, or result in, any violation of any provision of the

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certificate of incorporation, operating agreement or other organizational documents of Parent or the articles of organization, operating agreement or other organizational documents of MergerCo; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to Parent or MergerCo.
          (b) No notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party is required by or with respect to Parent or MergerCo in connection with the execution and delivery by Parent and MergerCo of this Agreement, and the consummation by Parent and MergerCo of the transactions in accordance with the terms hereof, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Alabama and appropriate documents with the relevant authorities of other states in which Parent or MergerCo is duly licensed or qualified to do business; and (iii) such other consents, approvals, notices, or declarations or filings, which if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
     Section 5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Merger based upon arrangements made by or on behalf of Parent, MergerCo or either of their Affiliates.
     Section 5.5 Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the actual knowledge of the senior management of Parent, threatened in writing, against Parent or MergerCo and neither Parent nor MergerCo is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Merger or (b) otherwise prevent or materially delay performance by Parent or MergerCo of any of their material obligations under this Agreement.
     Section 5.6 Formation and Ownership of MergerCo; No Prior Activities.
          (a) MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding equity interests of MergerCo are validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, Member agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any of its Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

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ARTICLE VI — CONDUCT OF BUSINESS PENDING THE MERGER
     Section 6.1 Conduct of Business Prior to Closing. Except as expressly provided or permitted herein, as set forth in Schedule 6.1 or as consented to in writing by Parent, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (such period is referred to as the “Pre-Closing Period”), the Company shall use reasonable best efforts to (a) act and carry on its business in the ordinary course of business consistent with past practice, (b) maintain and preserve its business organization, assets and properties, and (c) continue to perform in all material respects under existing Material Contracts in effect on the date hereof (for the respective terms provided in such Material Contracts). Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Schedule 6.1, during the Pre-Closing Period, the Company shall not, directly or indirectly, other than in the ordinary course of business, do any of the following without the prior written consent of Parent:
          (a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its equity interests, (B) split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or any of its other securities, or (C) purchase, redeem or otherwise acquire any of its equity interests or any securities or obligations convertible into or exchangeable for any of its equity interests or any other of its securities or any rights, warrants or options to acquire any such equity interests or other securities;
          (b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity interests of any class or any other securities or equity equivalents;
          (c) amend or modify or agree to amend or modify (or announcement of an intention to amend or modify) the Company Incentive Compensation Plan or any of the awards granted thereunder, including with respect to vesting acceleration of any such awards;
          (d) make any change to the Articles of Organization or Operating Agreement or change the authorized equity interests of the Company;
          (e) (A) incur any Indebtedness or guarantee any such indebtedness of another Person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances or capital contributions to, or investment in, any other Person, other than the Company, or (D) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon, except, in each case, in the ordinary course of business and consistent with prior practices;

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          (f) materially change accounting policies or procedures, except as required by law or by GAAP;
          (g) increase the rates of direct compensation or bonus compensation payable or to become payable to any officer, employee, agent or consultant of the Company, except in accordance with the existing terms of contracts entered into prior to the date of this Agreement or for annual increases of salaries in the ordinary course of business not to exceed $10,000 in the aggregate;
          (h) make any material acquisition or capital expenditure in excess of $25,000 in the aggregate for the Company, taken as a whole, other than in the ordinary course of business or as provided for in the Company’s annual budget;
          (i) sell, lease, license, pledge or otherwise dispose of or encumber any material properties or material assets of the Company other than in the ordinary course of business and consistent with prior practices;
          (j) except to the extent subject to reserves reflected on the Base Balance Sheet or the footnotes to the reviewed Financial Statements in accordance with GAAP, in the ordinary course of business or as specifically provided in this Agreement, enter into, materially modify, materially amend or terminate any Material Contract or agreement to which the Company is party, or knowingly waive, release or assign any material rights or material claims (including any material write-off or other material compromise of any accounts receivable of the Company);
          (k) settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation or other disputes where the amount paid in settlement or compromise does not exceed $25,000 in the aggregate, for all such litigation or other disputes;
          (l) renew or extend the term of the Contract set forth on Schedule 6.1(l); or
          (m) enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.
     Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.
ARTICLE VII — ADDITIONAL AGREEMENTS
     Section 7.1 Members Consent.
          (a) The Company shall use its reasonable best efforts to obtain, as promptly as practicable from and after the execution of this Agreement, the Requisite Member Approval in accordance with applicable law, the Articles of Organization and the Operating Agreement. Immediately following the execution of this Agreement by the Company, each Member, shall adopt and approve, in accordance with applicable law, this Agreement by written consent as

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permitted by the Articles of Organization and the Operating Agreement. The Company shall use its reasonable best efforts to obtain, promptly after the execution and delivery of this Agreement, the Requisite Member Approval in accordance with applicable law, the Articles of Organization and the Operating Agreement. The Requisite Member Approval shall be irrevocable with respect to all Company Membership Units that are owned beneficially or of record by the applicable consenting Members or as to which they have, directly or indirectly, the right to vote or direct the voting thereof.
          (b) Immediately following the execution of this Agreement by MergerCo, Parent, as sole member of MergerCo, shall adopt and approve, in accordance with applicable law, this Agreement by written consent as permitted by its articles of organization and operating agreement.
     Section 7.2 Access to Information; Confidentiality.
          (a) Without undue disruption of its business, during the Pre-Closing Period, the Company shall, and shall cause each of its officers, employees and agents to, give Parent and MergerCo and their representatives reasonable access upon reasonable notice and during times mutually convenient to Parent and MergerCo, on the one hand, and senior management of the Company, on the other hand, to the facilities, properties, employees, books and records of the Company as from time to time may be reasonably requested.
          (b) Any such investigation by Parent or MergerCo shall not unreasonably interfere with any of the businesses or operations of the Company. Neither Parent nor MergerCo shall, during the Pre-Closing Period, have any contact whatsoever with respect to the Company or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company, except in consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld. All requests by Parent or MergerCo for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company.
          (c) Parent shall keep all information obtained pursuant to Section 7.2 confidential in accordance with the terms of the Non-Disclosure Agreement, dated as of February 7, 2011 (the “Confidentiality Agreement”), between Parent and the Company; provided, however, that notwithstanding anything to the contrary in the Confidentiality Agreement, Parent and the Company may issue press release(s) or make other public announcements in accordance with Section 7.4.
     Section 7.3 Regulatory and Other Authorizations; Consents.
          (a) The Company, Parent and MergerCo shall use commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement.
          (b) The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

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          (c) Each of Parent and MergerCo shall use commercially reasonable efforts to assist the Company in obtaining the consents of third parties to complete the transactions contemplated by this Agreement, including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties; provided that no party hereto shall be required to agree to any material increase in the amount payable or material decrease in the amount owed with respect thereto; and (iii) executing agreements to effect the assumption of such agreements on or before the Closing Date.
     Section 7.4 Public Announcements. The Company and Parent shall not make, or cause to be made by any of such party’s Affiliates, any press release, public announcement or other communication to any Person who is not a party in respect of this Agreement or any of the transactions contemplated hereby without prior written consent of Parent, unless otherwise required by Law. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, Parent and its Affiliates shall not be bound by the provisions of this Section 7.4 following the Closing Date.
     Section 7.5 No Solicitations.
          (a) During the Pre-Closing Period, neither the Company nor the Members shall, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition or similar transaction involving the purchase of the Company, all or substantially all of the Company’s assets, or the Company Membership Units.
          (b) Except as otherwise provided herein, during the Pre-Closing Period, neither the Company nor the Members will, and the Company will not permit any of the members of the Company Board or any of its officers, employees, advisors, representatives or agents to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company (other than in the ordinary course of business) or any membership interests of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing. The Company shall promptly notify Parent in writing if the Company has received any proposal or offer with respect to an Acquisition Transaction.
          (c) The Company and the Members shall, and the Company shall cause its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than Parent and MergerCo) conducted heretofore with respect to any of the foregoing.

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     Section 7.6 Tax Covenants and Agreements. The parties hereto agree that:
          (a) Certain Tax Matters.
     (i) The Securityholders’ Representative shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all income Tax Returns of the Company for all Tax periods ending on or before the Closing Date. Such income Tax Returns shall be prepared consistent with applicable Law and (to the extent consistent with applicable Law) past practices of the Company, and the Securityholders’ Representative shall provide or make available to Parent copies of such Tax Returns at least 15 days before filing.
     (ii) The Company, Securityholders, Securityholders’ Representative, Parent and MergerCo shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section 7.6.
          (b) Conduct of the Company. From the date hereof through the Closing Date, the Company shall not (i) take any action that could cause the Company to be treated as other than a partnership or disregarded entity for Tax purposes, or to be treated as a “publicly traded partnership” under Code §7704, (ii) make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes, except with the prior written consent of Parent, or (iii) change or modify any method of reporting income, deductions or other items for Tax purposes or amend any Tax Return if such filing would have any impact on the Tax liability of Parent, or any Tax attribute relevant to Parent.
          (c) Certain Taxes. Any transfer, documentary, sales, use, stamp or other similar Taxes and recording and filing fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne and paid by the Securityholders. At Parent’s request, the Securityholders’ Representative shall direct the Escrow Agent to pay to Parent within 15 days after the date on which such Taxes are paid by Parent or the Surviving Company an amount equal to such Taxes to the extent such Taxes are not been properly accrued for on the Final Closing Balance Sheet.
          (d) Clearance Certificates. The Company will, upon request from Parent, use its best efforts to obtain any certificate or other document from any governmental authority or any other Person that may be necessary to mitigate, reduce or eliminate (i) any obligation of Parent or the Company to withhold Taxes in connection with the transactions contemplated by this Agreement and (ii) any liability of Parent or the Company for Taxes (determined without regard to provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate or other document.

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          (e) Actions Prior to or on Closing Date. Other than the consummation of the transaction contemplated by this Agreement and other transactions in the ordinary course of business, the Company shall not take any action (or cause any Member to take any action) prior to or on the Closing Date that is reasonably likely to increase the Tax liability of Parent.
          (f) Tax Returns. The Company will promptly provide or make available to Parent copies of all Tax Returns, reports and information statements that are filed after the date of this Agreement and prior to the Closing Date, and shall permit Parent to review and comment on such items at least 15 days before filing.
          (g) Amended Returns. Unless required by applicable Law, neither Parent nor Surviving Company will amend, refile or otherwise modify any Tax Return of the Company with respect to any Tax period ending on or prior to the Closing Date without the prior written consent of the Securityholders’ Representative, not to be unreasonably withheld.
          (h) Refunds. Any Tax refunds or similar payment types payable to the Surviving Company with respect to any Pre-Closing Tax Period shall be for the account of the Members and if Parent or the Surviving Company receives any such refunds each shall promptly turn over any such refunds or payments (net of any expenses incurred in connection therewith, including any Taxes incurred by reason thereof) upon receipt to the Securityholders’ Representative (for the benefit of the Members); provided, however, that the Members shall not be entitled to the portion, if any, of any Tax refund or payment that is attributable to the carryback of a net operating loss or similar items from a taxable period (or portion thereof) beginning after the Closing Date. In the event any such Tax refund or payment is subsequently disallowed in whole or in part by any Governmental Authority, the Members shall indemnify Parent, its successors and permitted assigns for the Losses with respect thereto. The portion of such Tax refund or payments relating to a Straddle Period for the account of the Members shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined in accordance with the principles for straddle periods in Section 9.2(a)(iv)).
          (i) Periods of Limitations. After the Closing Date, Parent, the Surviving Company and their Affiliates shall not, without the written consent of the Securityholders’ Representative (not to be unreasonably withheld), agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company for any Pre-Closing Tax Period; provided, however, that the failure to request consent that the Securityholders’ Representative cannot reasonably withhold shall not release, waive or otherwise affect Parent’s right to indemnification under Article IX.
     Section 7.7 Books and Records; Insurance. Parent shall, and shall cause the Surviving Company to, until the fifth (5th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company on the Closing Date and to make the same available for inspection and copying by the Members as of immediately prior to the Effective Time or any of the representatives of such Members at the expense of such Members during the normal business hours of Parent or the Surviving Company, as applicable, upon reasonable request and upon reasonable notice.

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     Section 7.8 Notification of Certain Matters.
          (a) During the Pre-Closing Period, the Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of the Company herein such that any closing condition contained in Sections 8.3(a) and 8.3(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not limit or otherwise affect the remedies available to Parent or MergerCo hereunder.
          (b) During the Pre-Closing Period, Parent shall give prompt notice to the Company of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of Parent herein such that any closing condition contained in Sections 8.2(a) and 8.2(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 7.8(b) shall not limit or otherwise affect the remedies available to the Company hereunder.
          (c) During the Pre-Closing Period, each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the authorization, license, permit, consent, waiver or approval of such Person is or may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, (ii) any notice or other communication from any Governmental Authority in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby and (iii) any Claim relating to or involving or otherwise affecting such party that relates to this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby.
          (d) During the Pre-Closing Period, the Company shall give prompt notice to Parent of any fact, event, change, development, circumstance or effect occurring after the date hereof (or of which it became aware after the date hereof) that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 7.9 Employee Matters. The Company shall use its reasonable best efforts to cooperate with Parent in its efforts to cause each of the Persons identified in Section 7.9 of the Schedules to accept the offer and execute and deliver to Parent, and to comply with the terms of, the offer of employment or engagement (as applicable) contemplated by Section 7.9.
     Section 7.10 Interested Party Transactions. Except as set forth on Section 7.10 of the Schedules, prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated effective as of the Effective Time, the Contracts, transactions, subject to Parent’s and MergerCo’s obligations pursuant to Section 3.4, Indebtedness and any other arrangements set forth in Section 4.19 of the Schedules, in each case without any further liability or obligation of the Company, the Surviving Company.
     Section 7.11 Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to

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be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
     Section 7.12 Release of Guaranty Obligations. Section 7.12 of the Schedules sets forth any and all guaranty agreements relative to the Indebtedness or Current Liabilities, or both (the “Guaranty Agreements”). At the Closing, or as soon as practical thereafter, but in any event on or before 30 days following the Closing Date, Parent agrees to obtain the release and discharge of all obligations of George B. Salem under all Guaranty Agreements.
     Section 7.13 Director and Officer Indemnification; Tail Policy. If the Merger is consummated, then until the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Company to, fulfill and honor in all respects the obligations of the Company to the individuals who are or were directors and officers as of or prior to the Effective Time pursuant to any indemnification provisions under the Company’s Articles of Organization or Operating Agreement as in effect on the date hereof. At or prior to the Closing, the Company shall purchase and pay for a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which shall (i) have an effective term of six (6) years from the Effective Time, (ii) cover only the individuals who are or were directors and officers of the Company as of or prior to the Effective Time and only for matters occurring at or prior to the Effective Time and (iii) contain terms reasonably comparable to those applicable to such individuals as of the date hereof (the “Tail Policy”). During the term of the Tail Policy, neither Parent nor the Surviving Company shall take any action following the Closing to cause the Tail Policy to be cancelled or any provision therein to be amended or waived.
ARTICLE VIII— CONDITIONS TO THE MERGER
     Section 8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:
          (a) Member Approval. This Agreement shall have been adopted and approved by the Members in accordance with the Act, the Articles of Organization and the Operating Agreement.
          (b) Governmental Consents. All licenses, permits, consents, authorizations, approvals, qualifications and orders of Governmental Authorities set forth in Schedule 4.4 shall have been obtained and shall be in full force and effect.
          (c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger.

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     Section 8.2 Additional Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and MergerCo at or prior to the Effective Time:
          (a) Representations and Warranties of the Company. The representations and warranties of the Company set forth herein shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.
          (b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.
          (c) Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Articles of Organization and Operating Agreement, each as in effect from the date of this Agreement until the Closing Date and (iii) a copy of the votes of the Company Board and the Members authorizing and approving the applicable matters contemplated hereunder.
          (d) No Company Material Adverse Effect. Since the date of the Agreement, no change, event, circumstance, development or effect has occurred that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
          (e) Escrow Agreement. The Securityholders’ Representative shall have executed and delivered the Escrow Agreement.
          (f) Resignation of Company Board and Officers. Parent shall have received the resignations of the officers of the Company and the members of the Company Board.
          (g) Pay-off Letters. The Company shall have obtained from each Person who, on or following the date of this Agreement, holds any Indebtedness that is secured by an Encumbrance, a pay-off letter in form and substance reasonably satisfactory to Parent and such other evidence as Parent may reasonably request to the effect that all such Indebtedness of the Company (including without limitation, the Credit Agreements) has been paid in full and all such Encumbrances have been fully and finally released.

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          (h) Estimated Working Capital. The Company shall have delivered the Estimated Closing Balance Sheet and the calculation of Estimated Net Working Capital required by Section 3.4(a)(i) in accordance with the terms thereof.
          (i) Certificate of Non-Foreign Status. Each Member and holder of Company Warrants shall have delivered a certificate of non-foreign status (sworn under penalties of perjury and in form and substance reasonably satisfactory to Parent) pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations.
          (j) Good Standing Certificates. The Company shall have delivered good standing certificates for the Company from the Secretary of State of the State of Alabama and from the Secretary of State in each other jurisdiction in which the properties owned or leased by the Company, or the operation of its business in such jurisdiction, requires the Company to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than two Business Days prior to the Closing.
          (k) Legal Opinion. The Company shall have delivered to Parent an opinion of Leitman, Siegal, Payne & Campbell, P.C., counsel to the Company, dated as of the Closing Date, in the form attached hereto as Exhibit E.
          (l) Employee Arrangements. Each of the Persons identified on Section 8.2(l) of the Schedules shall have (i) affirmatively accepted an offer of employment or engagement with the Surviving Company, Parent or their Affiliates on terms reasonably satisfactory to Parent, and executed and delivered to Parent an Employment Agreement, in the form attached hereto as Exhibit F or, in the case of George B. Salem, Exhibit G, (ii) executed and delivered to Parent the applicable Confidentiality, Non-Competition and Proprietary Rights Agreement, (iii) satisfied a standard background check to be conducted by Parent or its Affiliates and (iv) in the case of such Persons that hold Company Participation Units, executed and delivered to Parent an acknowledgement, in a form reasonably satisfactory to Parent, from the holder of such Company Participation Units that he, she or it has been paid in full for such Company Participation Units, except to the extent of any Per Participation Unit Additional Consideration owed to such holder. Nothing in this Agreement, whether express or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor or consultant of the Company or any such person’s alternate payees, dependents or beneficiaries, whether in respect of continued service or resumed service, compensation, benefits or otherwise.
          (m) Member Approval. Members holding 100% of the Company Membership Units shall have approved this Agreement.
          (n) Third-Party Consents. All consents of third parties set forth in Schedule 4.41 shall have been obtained and shall be in full force and effect.

[1]	NTD: To include sungard and third-party access consents.

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          (o) Repayment of Loans to Executive Officers. The Company shall have received payment in full satisfaction of any amounts outstanding under loans made to an executive officer of the Company
          (p) Indemnification Agreements. The Company shall have delivered to Parent Indemnification Agreements, in the form attached hereto as Exhibit H, executed by each of the Members.
          (q) Release. The Company shall have delivered to Parent releases, in the form attached hereto as Exhibit I, executed by each of the Securityholders identified on Section 8.2(q) of the Schedules.
          (r) Lease. The Company shall have delivered to Parent satisfactory evidence of the termination of the security interest granted pursuant to the lease for the Company’s headquarters located at 1500 Urban Center Drive, Suite 500, Birmingham, Alabama.
          (s) Corporate Records. Parent shall have received copies of all minute books of all member, board of manager and committee meetings, corporate seals, stock ledgers and other similar records and items reasonably requested by Parent of the Company.
          (t) Company Transaction Expenses. The Company shall have (i) submitted to Parent documentation reasonably satisfactory to Parent from all advisors, investment bankers, lawyers, accountants and other professional advisors to the Company in connection with the transactions contemplated by this Agreement and the Transaction Documents evidencing that all Company Transaction Expenses payable to any of them have been paid by the Company in full in cash and stating the amount paid and (ii) shall have submitted to Parent the Payoff Instructions setting forth all amounts that will remain unpaid after the Closing in accordance with Section 3.3.
          (u) 401(k) Plans. Unless Parent provides written notice to the Company to the contrary, the Company shall have provided to Parent satisfactory documentation, in Parent’s sole discretion, evidencing the termination of any and all Company Employee Programs intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) without any further liability or obligation of the Company, the Surviving Company, Parent or any of their respective subsidiaries or Affiliates, effective as of the date immediately prior to the Closing, but contingent on the Closing, including (i) executed resolutions of the Company Board authorizing the terminations and (ii) an executed amendment to the 401(k) Plans sufficient to ensure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plans will be maintained at the time of termination.
          (v) Warrants. The Company shall have delivered to Parent (A) a Warrant Termination Agreement, in a form satisfactory to Parent, executed by the Company and each of the holders of the Investor Warrants, and (B) satisfactory evidence of the exercise and cancellation of the Square 1 Warrant in accordance with the terms thereof.

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     Section 8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:
          (a) Representations and Warranties. The representations and warranties of Parent and MergerCo set forth herein shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent, dated the Closing Date, to the foregoing effect.
          (b) Performance of Obligations of Parent and MergerCo. Each of Parent and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Effective Time (including, without limitation funding the Payment Fund pursuant to Section 3.1), and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent, dated as of the Closing Date, to the foregoing effect.
          (c) Escrow Agreement. Parent shall have executed and delivered the Escrow Agreement.
ARTICLE IX — SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     Section 9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Company contained herein, as the case may be, shall survive the Closing and shall remain in full force and effect until 11:59 pm (Boston time) on the two-year anniversary of the Closing Date (the “Indemnification Cut-Off Date”); provided, however, that (i) the representations and warranties of the Company made pursuant to Section 4.9 shall survive the Closing and shall remain in full force and effect until 11:59 pm (Boston time) on the three-year anniversary of the Closing Date, and (ii) the representations and warranties of the Company made pursuant to Sections 4.1, 4.2, 4.8, 4.13 and 4.16 (collectively, and together with the representations and warranties of the Company made pursuant to Section 4.9, the “Specified Representations”) shall survive indefinitely or until the latest date permissible under applicable law. The covenants and agreements of the parties contained in this Agreement shall survive indefinitely or for such shorter period as is explicitly specified therein with respect thereto, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Any investigation or other examination that may have been made by any party seeking indemnification under this Agreement on or before the Closing Date shall not limit, diminish or in any way affect the representations and warranties of any other party set forth in this

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Agreement or any certificate, document or other instrument delivered pursuant to or in connection herewith, and such party may rely on such representations, warranties and covenants irrespective of any information obtained by such party by any investigation, examination or otherwise. All representations and warranties made by Parent and MergerCo shall terminate and expire as of the Closing, and any liability of Parent or MergerCo with respect to such representations and warranties shall thereupon cease. Notwithstanding the preceding sentences, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the party against whom such indemnification may be sought prior to such time.
     Section 9.2 Indemnification by the Securityholders.
          (a) Subject to the provisions of Article IX, the Securityholders shall, severally, but not jointly, indemnify, defend and hold harmless Parent, MergerCo and, effective at the Closing, without duplication, the Surviving Company and their respective officers, directors and members of their boards or representatives (each a “Parent/MergerCo Indemnified Party”) to the extent of any Losses asserted against, imposed upon or incurred or sustained by any of the Parent/MergerCo Indemnified Parties, as the same are incurred, arising out of, relating to, resulting from, or in whole or in part sustained in connection with:
     (i) the breach of any representation or warranty of the Company contained herein or contained in any Schedule to this Agreement or any certificate delivered pursuant to this Agreement, other than in respect of the Specified Representations; provided, however, that any materiality or any similar qualifications contained in such representations and warranties shall be disregarded for the purpose of assessing any indemnification obligation under this Section 9.2(a)(i);
     (ii) the breach of any representation or warranty of the Company in respect of the Specified Representations (provided that the Securityholders’ Representative is given an Indemnification Claim Notice during the applicable survival period specified in Section 9.1 above) other than breaches of the representations in Section 4.8, which are governed exclusively by Section 9.2(a)(iv)); provided, however, that any materiality or any similar qualifications contained in such representations and warranties shall be disregarded for the purpose of assessing any indemnification obligation under this Section 9.2(a)(ii);
     (iii) any breach of any covenant or agreement of the Company or the Securityholders contained herein or contained in any Schedule to this Agreement or any certificate delivered pursuant to this Agreement;
     (iv) (A) the breach of any representation or warranty of the Company in respect of Section 4.8 (provided, however, that any materiality or any similar qualifications contained in such representations

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and warranties shall be disregarded for the purpose of assessing any indemnification obligation under this Section 9.2(a)(iv)), and, without duplication, (B) (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period’’), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (iv) the employer portion of all payroll or similar Taxes to be incurred as a result of payments under this Agreement in respect of Company Participation Units; provided, however, that the Securityholders shall be liable only to the extent that such Taxes are not included or reflected in the calculation of the Final Closing Net Working Capital. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, sales or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period;
     (v) any of the Company’s fees, costs and expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and not included in the calculation of the Final Closing Adjustment Amount; or
     (vi) any payments or Losses arising out of, or relating to, (A) the Company Participation Units, or (B) the Company Incentive Compensation Plan, in each case, other than the Aggregate Participation Unit Base Consideration At Closing and the Aggregate Participation Unit Additional Consideration, if any.
          (b) The Parent/MergerCo Indemnified Parties’ indemnification rights pursuant to Section 9.2(a) shall be limited as follows:
     (i) The Parent/MergerCo Indemnified Parties shall not be entitled to any indemnification pursuant to Sections 9.2(a)(i) and 9.2(a)(ii) until the aggregate dollar amount of all such Losses that would otherwise

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be indemnifiable equals or exceeds $200,000 (the “Threshold”), at which time the Parent/MergerCo Indemnified Parties shall be entitled to indemnification of all Losses that would otherwise be indemnifiable pursuant to Sections 9.2(a)(i) or 9.2(a)(ii) (including all Losses incurred prior to exceeding the Threshold).
     (ii) The Parent/MergerCo Indemnified Parties shall not be able to seek indemnification pursuant to Section 9.2(a)(i) for any amount of indemnifiable Losses pursuant to Section 9.2(a)(i) in excess of the Escrow Amount and the right of the Parent/MergerCo Indemnified Parties to recover for any indemnifiable Losses pursuant to Section 9.2(a)(i) shall be limited solely and exclusively to the Escrow Amount; provided, however, that the foregoing provisions of this Section 9.2(b)(ii) shall not apply to Losses sustained or incurred due to fraud or any willful misconduct or willful concealment by or on behalf of the Company or the Members.
     (iii) The Parent/MergerCo Indemnified Parties shall not be able to seek indemnification pursuant to Section 9.2(a) (other than pursuant to Section 9.2(a)(i)) for any amount of indemnifiable Losses in excess of the aggregate amount of the Merger Consideration and from any Member in excess of such Member’s pro rata portion of the aggregate amount of the Merger Consideration; provided, however, that the foregoing provisions of this Section 9.2(b)(iii) shall not apply to Losses sustained or incurred due to fraud or any willful misconduct or willful concealment by or on behalf of the Company or the Members.
     (iv) No indemnification shall be payable to a Parent/MergerCo Indemnified Party with respect to claims asserted by such Parent/MergerCo Indemnified Party pursuant to Section 9.2(a)(i) after the Indemnification Cut-Off Date.
     (v) In calculating the amount of Losses suffered or incurred by Parent/MergerCo Indemnified Party there shall be deducted the amount of any insurance proceeds or any recovery from a third party, actually paid to such Parent/MergerCo as a result of any such Losses (excluding the premiums associated therewith). In the event that any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third Person, such Parent/MergerCo Indemnified Party expressly agrees to promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Parent/MergerCo Indemnified Party further agrees to pursue, at the cost and expense of the Securityholders, such claims diligently and to reasonably cooperate, at the cost and expense of the Securityholders, with each applicable insurance carrier and third party indemnitor or contributor.

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The Parent/MergerCo Indemnified Party shall use commercially reasonable efforts to seek recoveries under insurance policies and shall reimburse the Securityholders for any damages indemnified by them, which is subsequently recovered by the Parent/MergerCo Indemnified Party under any such insurance.
     (vi) Notwithstanding anything to the contrary herein, Securityholders shall not be obligated to indemnify Parent/MergerCo against any Losses as a result of, or based upon or arising from, any claim or liability to the extent the amount of such claim or liability is taken into account in determining the Final Closing Adjustment Amount.
     Section 9.3 Indemnification Procedures. Subject to the tax covenants and agreements provisions set forth in Section 7.6:
          (a) Notice of Third Party Claims. If any third party notifies any Party of any matter that may give rise to a claim by such Party for indemnification pursuant to Section 9.2 above (a “Third Party Claim”), such Party (an “Indemnified Party”) must give the Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such Indemnified Party’s claim for indemnification (an “Indemnification Claim Notice”) promptly (and in any event within ten (10) Business Days after written notice of such claim) after the Indemnified Party receives written notice of such Third Party Claim (it being understood that any Indemnification Claim Notice pursuant to Section 9.2(a)(ii) above must be made by notice given within the applicable survival period specified in Section 9.1 above whether or not the Indemnifying Party is prejudiced by any failure to give an Indemnification Claim Notice relating thereto); provided, however, that the failure of any Indemnified Party to give notice within such 10 Business Day period will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. Such notice must contain a reasonably detailed description of the claim and the nature and amount, to the extent reasonably ascertainable, of such Losses.
          (b) Control of Defense; Conditions. The obligations of an Indemnifying Party under this Section 9 with respect to Losses arising from any Third Party Claim that are subject to the indemnification provided in Section 9.2 above shall be governed by and contingent upon the following additional terms and conditions:
     (i) If the Indemnifying Party irrevocably admits to the Indemnified Party in writing its obligation to indemnify the Indemnified Party for all liabilities and obligations relating to such Third Party Claim, including amounts in excess of the limits set forth in Section 9.2, an Indemnifying Party, at its option, shall be entitled to assume control of the defense of any Third Party Claim at any time within forty-five (45) days of receiving notice of the Third Party Claim from the Indemnified Party, and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party.

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     (ii) Notwithstanding Section 9.3(b)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.3(b)(i), or (C) the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party (other than differing interests associated with an Indemnifying Party’s obligation to indemnify), in which cases the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.
     (iii) If the Indemnifying Party fails to assume the defense of any Third Party Claim, the Indemnified Party will have the right, but not the obligation, to undertake the defense of such Third Party Claim for the account of the Indemnifying Party. If the Indemnified Party assumes the defense of such Third Party Claim, (i) the Indemnifying Party will no longer have the right to control such defense; and (ii) the Indemnifying Party will cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party.
     (iv) Any party conducting the defense of a Third Party Claim will keep the other party advised as to the current status and progress thereof. The Indemnified Party will not make any offer of settlement with respect to a Third Party Claim if the Indemnifying Party has undertaken the defense of such Claim. If the Indemnifying Party has not undertaken the defense of such claim (other than with respect to any Claim or proceeding for which the Indemnifying Party is not entitled to defend pursuant to (iii) above), the Indemnified Party agrees not to make any offer of settlement with respect to such Third Party Claim without first having provided fifteen (15) days’ advance written notice thereof to the Indemnifying Party and having obtained the written approval of the Indemnifying Party which approval will not be unreasonably conditioned, delayed or withheld. In the event the Indemnifying Party undertakes the defense of any such Third Party Claim, action, or proceeding, any settlement or compromise of any such Third Party Claim, action, or proceeding will require the written approval of the Indemnified Party if such settlement or compromise provides for relief other than money

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damages or provides for money damages not in excess of the amount then remaining in the Escrow Fund.
     (v) The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) unless such judgment or settlement involves only the payment of money which is paid in full by the Indemnifying Party and includes a full unconditional release of the Indemnified Party.
     (vi) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may materially adversely affect such party or its rights under this Agreement other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, and, subject to the consent of the Securityholders’ Representative (which consent shall not be unreasonably withheld or delayed), enter into a settlement or compromise for such Third Party Claim at its own expense, and neither the amount of such settlement, compromise, award or judgment from a court or other government tribunal nor fees and expenses of counsel incurred in defending such Third Party Claim shall be considered Losses for which a Parent/MergerCo Indemnified Party may seek indemnification from the Securityholders under this Agreement.
          (c) Notice of Other Claims. Any Indemnified Party may make a claim for indemnification pursuant to Section 9.2 above by providing an Indemnification Claim Notice to the Indemnifying Party (it being understood that any claim for indemnity pursuant to Section 9.2(a)(ii) above must be made by an Indemnification Claim Notice given within the applicable survival period specified in Section 9.1 above). Such notice must contain a reasonably detailed description of the claim and the nature and amount, if reasonably ascertainable, of such Losses.
     Section 9.4 Treatment of Indemnity Payments and Additional Consideration. All payments made pursuant to this Article IX and any payments made pursuant to Section 3.5 hereof shall be treated as adjustments to the purchase price for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement.
     Section 9.5 Remedies Exclusive.
          (a) Parent and MergerCo agree that, following the Effective Time, the sole and exclusive remedy for money damages for any matters relating to this Agreement, the Escrow Agreement and any certificate or instrument delivered pursuant hereto shall be the rights to

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indemnification set forth in this Article IX and those certain Indemnification Agreements to be delivered at the Closing. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in this Article IX shall not apply with respect to (i) fraud, intentional misrepresentation or willful breach or misconduct, or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.
          (b) Following the Closing, no Securityholder shall have any right of indemnification, contribution or subrogation against the Surviving Company with respect to any indemnification made by or on behalf of any Securityholder under Article IX if the Merger is consummated.
     Section 9.6 Securityholders’ Representative.
          (a) The Securityholders’ Representative shall have full power and authority to take all actions under this Agreement and the Escrow Agreement that are to be taken by the Securityholders’ Representative. The Securityholders’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement and the Escrow Agreement, including, without limitation, executing the Escrow Agreement as Securityholders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Securityholders’ Representative, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Securityholders’ Representative in connection with this Agreement and the Escrow Agreement, defending all claims arising pursuant to Section 3.4 (a “Final Closing Adjustment Claim”), defending all indemnity claims against the Escrow Amount pursuant to Section 9.2 (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent and the Escrow Agent under this Agreement, taking any all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Securityholders’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof in its capacity as Securityholders’ Representative.
          (b) The Company, the Members, Parent and MergerCo each hereby authorizes the Securityholders’ Representative to:
     (i) Receive all notices or documents given or to be given to Securityholders’ Representative pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;
     (ii) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as

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the Securityholders’ Representative may in its sole discretion deem appropriate;
     (iii) After the Effective Time, take such action as the Securityholders’ Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or MergerCo contained in this Agreement or in any document delivered by Parent or MergerCo pursuant hereto; (B) taking such other action as the Securityholders’ Representative is authorized to take under this Agreement or the Escrow Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Securityholders’ Representative, required under this Agreement or the Escrow Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article IX and any waiver of any obligation of Parent or the Surviving Company.
          (c) The Securityholders’ Representative is not an agent of the Securityholders and shall have no duties to the Securityholders or liability to the Securityholders with respect to any action taken, decision made or instruction given by the Securityholders’ Representative in connection with the Escrow Agreement or this Agreement.
          (d) The Securityholders’ Representative shall be indemnified for and shall be held harmless against any loss, liability or expense incurred by the Securityholders’ Representative or any of its Affiliates and any of its respective partners, directors, officers, employees, agents, Members, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Securityholders’ Representative’s conduct as Securityholders’ Representative, other than losses, liabilities or expenses resulting from the Securityholders’ Representative’s willful misconduct in connection with its performance under this Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid by the Securityholders. The Securityholders’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Securityholders’ Representative in accordance with such advice, the Securityholders’ Representative shall not be liable to the Securityholders or the Escrow Agent or any other person. In no event shall the Securityholders’ Representative be liable hereunder or in connection herewith for (i) any indirect, punitive, special or consequential damages, or (ii) any amounts other than those that are satisfied out of the Escrow Amount.
          (e) The Securityholders’ Representative shall have reasonable access to information of and concerning any Final Closing Adjustment and/or any Indemnity Claim and which is in the possession, custody or control of Parent or the Surviving Company and the reasonable assistance of Parent’s and the Surviving Company’s officers and employees for purposes of performing the Securityholders’ Representative duties under this Agreement or the

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Escrow Agreement and exercising its rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Final Closing Adjustment Claim and Indemnity Claim against the Escrow Amount by Parent; provided that the Securityholders’ Representative shall treat confidentially and not, except in connection with enforcing its rights under this Agreement and the Escrow Agreement, disclose any nonpublic information from or concerning any Indemnity Claim or any Final Closing Adjustment Claim to anyone (except to the Securityholders’ Representative’s attorneys, accountants or other advisers, to Securityholders and on a need-to-know basis to other individuals who agree to keep such information confidential).
          (f) In the performance of its duties hereunder, the Securityholders’ Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Securityholder or any party hereunder and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
          (g) A majority in interest of the Securityholders shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Securityholders’ Representative to appoint a successor Securityholders’ Representative reasonably acceptable to Parent; provided, however, that neither such removal of the then-acting Securityholders’ Representative nor such appointment of a successor Securityholders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Securityholder with respect to such removal and appointment, together with an acknowledgement signed by the successor Securityholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Securityholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Securityholders’ Representative. For all purposes hereunder, a majority in interest of the Securityholders shall be determined on the basis of each Securityholder’s allocation of the Escrow Amount as set forth on the Escrow Allocation Schedule. Each successor Securityholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Securityholders’ Representative, and the term “Securityholders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Securityholders’ Representative.
          (h) Subject to Section 9.6(g), the appointment of the Securityholders’ Representative hereunder is irrevocable and any action taken by the Securityholders’ Representative pursuant to the authority granted in this Section 9.6 shall be effective and absolutely binding as the action of the Securityholders’ Representative under this Agreement or the Escrow Agreement.
ARTICLE X — TERMINATION, AMENDMENT AND WAIVER
     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Member Approval is obtained:
          (a) by the mutual written consent of Parent (on behalf of itself and MergerCo) and the Company (on behalf of itself and the Securityholders’ Representative);

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          (b) by either of the Company (on behalf of itself and the Securityholders’ Representative), on the one hand, or Parent or MergerCo, on the other hand, by written notice to the other:
     (i) if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable; or
     (ii) if the consummation of the Merger shall not have occurred prior to 5:00 pm (Boston time) on September 30, 2011; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.
          (c) by the Company (on behalf of itself and the Securityholders’ Representative), if the Company is not then in material breach of any material term of this Agreement, upon written notice to Parent, upon a material breach of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within 30 days after the giving of written notice thereof by the Company to Parent, such that the conditions set forth in Sections 8.1 and 8.3 cannot be satisfied or cured prior to the date set forth in Section 10.1(b)(ii);
          (d) by Parent or MergerCo, if neither Parent nor MergerCo is then in material breach of any material term of this Agreement, upon written notice to Company, upon a material breach of any representation, warranty or covenant of the Company contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within 30 days after the giving of written notice thereof by Parent or MergerCo to the Company, such that the conditions set forth in Sections 8.1 and 8.2 cannot be satisfied or cured prior to the date set forth in Section 10.1(b)(ii); or
          (e) by Parent (on behalf of itself and MergerCo), if prior to 11:59 PM (Boston time) on the date hereof, the Company fails to deliver to Parent written evidence that the Requisite Member Approval has been obtained.
     Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, members of the Company Board, officers, employees, partners, members or Members and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 7.4, this Section 10.2 and Article XI; provided, however, that nothing contained in this Section 10.2 shall relieve any party from breaches of this Agreement on account of fraud or knowing and willful misrepresentation.

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     Section 10.3 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by members of the Company and MergerCo; provided, however, that after the Company obtains the Requisite Member Approval, no amendment shall be made that by law requires further approval by Members without obtaining such approval.
     Section 10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.
ARTICLE XI — GENERAL PROVISIONS
     Section 11.1 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing written proof of delivery) or via facsimile (providing written proof of transmission), in each case with a copy via electronic mail to the parties at the following addresses or facsimile numbers (or at such other address for a party as specified by like notice):
(a) if to the Company, to:
Proxsys LLC
1500 Urban Center Drive, Suite 500
Birmingham, AL 35242
Fax: (205) 970-3380
Attention: George B. Salem
with a copy to (which shall not constitute notice):
Leitman, Siegal, Payne & Campbell, P.C.
420 20th Street North, Suite 2000
Birmingham, AL 35203
Fax: (205) 986-5077
Attention: Jackson M. Payne
(b) if to Parent, to:
athenahealth, Inc.
311 Arsenal Street
Watertown MA 02472

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Fax: (781) 402-1182
Attention: General Counsel
with copy to (which shall not constitute notice):
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Fax: (617) 523-1231
Attention: Lawrence S. Wittenberg, Esq.
                 Joseph C. Theis, Esq.
(c) If to MergerCo, to:
Prometheus Acquisition LLC
c/o athenahealth, Inc.
311 Arsenal Street
Watertown MA 02472
Fax: (781) 402-1182
Attention: General Counsel
with a copy to (which shall not constitute notice):
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Fax: (617) 523-1231
Attention: Lawrence S. Wittenberg, Esq.
                 Joseph C. Theis, Esq.
(d) If to Securityholders’ Representative, to:
Brookline Partners, Inc.
2501 20th Place South, Suite 275
Birmingham, AL 35223
Fax: (205) 639-5678
Attention: Hollis Gieger
with a copy to (which shall not constitute notice):
Leitman, Siegal, Payne & Campbell, P.C.
420 20th Street North, Suite 2000
Birmingham, AL 35203

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Fax: (205) 986-5077
Attention: Jackson M. Payne
Bass, Berry, Sims, PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Fax: (615) 742-0458
Attention: Scott W. Bell
     Section 11.2 Schedules. The Schedules shall identify exceptions and other matters with respect to the representations, warranties, covenants and agreements of the Company herein and be arranged in certain specific sections and subsections corresponding to the sections and subsections of this Agreement. The disclosure of any exception or other matter in any Section or subsection of Article IV shall only be deemed to qualify any other Section or subsection of Article IV to the extent that its relevance thereto is readily apparent; provided, however, that no exceptions or other matters in the Schedules shall be deemed to qualify Section 4.6 (Absence of Certain Changes).
     Section 11.3 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.
     Section 11.4 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.
     Section 11.5 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.
     Section 11.6 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Company Board has approved for purposes of the Act and any applicable provision of the Articles of Organization or the Operating Agreement, the terms of this Agreement and (b) this Agreement is executed by the parties hereto.
     Section 11.7 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import

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when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     Section 11.8 Fees and Expenses. Whether or not the Merger is consummated, Parent (on behalf of Parent and MergerCo), on the one hand, and the Company (on behalf of the Company and the Members), on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.
     Section 11.9 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.
     Section 11.10 Right of Set-Off. Notwithstanding anything in this Agreement to the contrary, Parent shall have a right of set-off against any and all amounts owed by Parent hereunder, including, without limitation, under Sections 3.4 and 3.5, with respect to any amounts owed from any of the Securityholders to any of the Parent/MergerCo Indemnified Parties hereunder.
     Section 11.11 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully

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negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.
     Section 11.12 Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (b) may be executed in two or more counterparts which together shall constitute a single agreement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT: ATHENAHEALTH, INC.
By:	/s/ Ed Park
	Name:	Ed Park
	Title:	COO

MERGERCO: PROMETHEUS ACQUISITION LLC
By:	athenahealth, Inc., its sole Member and Manager

By:	/s/ Ed Park
	Name:	Ed Park
	Title:	COO

COMPANY: PROXSYS LLC
By:	/s/ George B. Salem
	Name:	George B. Salem
	Title:	President

MEMBERS’ REPRESENTATIVE:
/s/ Hollis Gieger
Name:	Hollis Gieger